UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Interface, Inc.
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NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS & PROXY STATEMENT

Interface

Notice of Annual Meeting of Shareholders

WHEN

May 15, 2018

3:00 p.m. Eastern Time

WHERE

Overlook III Conference Center

2859 Paces Ferry Road

Atlanta, Georgia 30339

ITEMS OF BUSINESS

1.	To elect nine members of the Board of Directors.

2.	To approve, on an advisory basis, executive compensation, often referred to as “say on pay”.

3.	To ratify the appointment of BDO USA, LLP as independent auditors for 2018.

4.	Such other matters as may properly come before the meeting and at any adjournments of the meeting.

RECORD DATE

The Board of Directors set March 9, 2018 as the record date for the meeting. This means that only shareholders of record at the close of business on March 9, 2018 will be entitled to receive notice of and to vote at the meeting or any adjournments of the meeting.

By Order of the Board of Directors

/s/ David B. Foshee
David B. Foshee
Secretary

April 2, 2018

PLEASE PROMPTLY COMPLETE AND RETURN A PROXY CARD

OR USE TELEPHONE OR INTERNET VOTING PRIOR TO THE MEETING SO THAT YOUR VOTE

MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

APPENDIX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURE	56

PROXY STATEMENT SUMMARY

The Board of Directors ("Board") of Interface, Inc. (the "Company," "we," "us," "our" or "Interface") is furnishing this Proxy Statement and soliciting proxies in connection with the proposals to be voted on at the Interface, Inc. 2018 Annual Meeting of Shareholders ("Annual Meeting") and any postponements or adjournments thereof. This summary highlights certain information contained in this Proxy Statement, but does not contain all of the information you should consider when voting your shares. Please read the entire Proxy Statement carefully before voting.

2018 Annual Meeting Information
Date	Tuesday, May 15, 2018
Time	3:00 p.m. Eastern Time
Location	Overlook III Conference Center 2859 Paces Ferry Road Atlanta, Georgia 30339
Record Date	Friday, March 9, 2018
Stock Symbol	TILE
Stock Exchange	NASDAQ
Corporate Website	www.interface.com

Voting Items and Vote Recommendation

Item	Board Recommendation	Reasons for Recommendation	More Information
1. To elect nine members of the Board of Directors.	FOR

The Board and the Nominating & Governance Committee believe our nominees possess the skills, experience and qualifications to effectively monitor performance, provide oversight and support management's execution of the Company's long-term strategy.

Page 14
2. To approve, on an advisory basis, executive compensation, often referred to as a “say on pay”.	FOR	Our executive compensation program incorporates several compensation governance best practices and reflects our commitment to align pay with performance.	Page 23
3. To ratify the appointment of BDO USA, LLP as independent auditors for 2018.	FOR	Based on its assessment, the Audit Committee believes that the re-appointment of BDO USA, LLP is in the best interests of Interface and our shareholders.	Page 50

Vote in Advance of the Meeting			Vote in Person

Internet	Telephone	Mail
Using the Internet and voting at the website listed on the proxy card and the Notice.	Using the toll-free phone number listed on the proxy card and the Notice.	Signing, dating and mailing a proxy card.	See page 53 for details on attending the Annual Meeting in person.

Our Company

Who We Are

We are a worldwide leader in design, production and sales of modular carpet, also known as carpet tile, and we recently expanded into modular resilient flooring with a new line of luxury vinyl tile. Our hard and soft tiles are designed to work together in an integrated flooring system. We are committed to sustainability and minimizing our impact on the environment while enhancing shareholder value. This commitment is exemplified by Mission Zero®, which represents our mission to eliminate any negative impact our companies may have on the environment by the year 2020. Our mission also includes a bold new effort called Climate Take Back™, in which we seek to lead the industry in designing and making products in ways that will maintain a climate fit for life.

A **global provider** of commercial modular flooring solutions a **valuable leading brand** in the flooring category

Extensive **global sales & marketing** capabilities

global manufacturing footprint and strong gross margins

an engaged, customer-centric culture, focused on performance and **galvanized around our sustainability mission**

Our Global Sales and Manufacturing Platform

●	Sales in 100+ countries	●	Six manufacturing locations on four continents
●	600+ Interface sales and marketing professionals	●	Global supply chain management
●	Global account management	●	Unique blend of efficiency and custom capabilities

Note: The above figures are percentages of 2017 net sales.

Our Growth and Value Creation Strategy

Interface's goal is to become the world's most valuable interior products & services company

Grow the Core Carpet Tile Business

Develop a Modular Resilient Flooring Business

Execute Supply Chain Productivity

Optimize SG&A Resources

Lead a World-Changing Sustainability Movement Centered Around Mission Zero and Climate Take Back.

mission Ø®

CLIMATE TAKE BACK™

Our Performance

We made significant progress in 2017 toward our ambition to become the world’s most valuable interior products and services company. In addition to the financial highlights shown below, the Compensation Discussion and Analysis section of this Proxy Statement contains important measures of our 2017 financial progress.

(Note: Please see Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures and an explanation of why we believe non-GAAP measures provide useful information to shareholders and the additional purposes for which we use non-GAAP measures.)

NET SALES ($ in millions)	ORGANIC SALES (NON-GAAP) ($ in millions)

GROSS MARGIN (Gross Profit as a % of Net Sales)	SG&A % OF NET SALES (SG&A Expense as a % of Net Sales)

Our Capital Structure

We believe we have a strong capital structure and the financial resources to deliver on our strategic initiatives.

YEAR END CASH BALANCE ($ in millions)	YEAR END TOTAL DEBT ($ in millions)

YEAR END NET DEBT (NON-GAAP) ($ in millions)	YEAR END NET DEBT / TOTAL CAPITAL (NON-GAAP)

(Note: Total capital is the sum of total debt plus total shareholders’ equity)

Our Mission

We are a purpose-driven company that is galvanized around a common sustainability mission. In 1994, we commenced a sustainability strategy within our business that we now call Mission Zero, aimed at reducing waste, environmental footprint and costs. This mission also includes our Climate Take Back initiative, in which we seek to lead industry in designing and making products in ways that will maintain a climate fit for life.

Our sustainability mission is made more focused by measuring our progress. Highlights include:

Our 2017 Stock Price Appreciation

Our performance during 2017 delivered substantial shareholder value, as our stock price increased 36% and outperformed both the Nasdaq composite index and our self-determined peer group.

Notes:

1.	Chart is based on stock prices from 12/30/16 through 12/29/17.
2.

Self-determined peer group is comprised of the companies listed on page 26, with the exclusion of BE Aerospace, Inc. which was acquired by a third party in April 2017, and data represents an average of the returns of those companies.

Summary of Item 1 - Election of Directors

Our Board of Directors currently consists of ten members, each of whom is elected annually. One of our current directors (Mr. Carl Gable) is retiring at the end of his current term, at which time the number of directors serving on our Board will be reduced from ten to nine. In this proposal, shareholders are asked to vote "FOR" each of the following nine nominees.

Nominee Name	Director Since	Independent?	Audit Committee	Compensation Committee	Nominating & Governance Committee
John P. Burke	2013	Yes			✔
Andrew B. Cogan	2013	Yes		Chair
Jay D. Gould	2016	No
Daniel T. Hendrix	1996	No
Christopher G. Kennedy	2000	Yes			Chair
K. David Kohler	2006	Yes			✔
Erin A. Matts	2016	Yes
James B. Miller, Jr.	2000	Yes	✔
Sheryl D. Palmer	2015	Yes	✔	✔

Summary of Item 2 - Advisory Vote to Approve Executive Compensation

We provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission ("SEC"). The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers, as well as the philosophy, policies and practices, all as described in this Proxy Statement. The vote is advisory, and therefore it is not binding on the Company, the Compensation Committee or our Board of Directors. We recommend that our shareholders vote "FOR" approval of our executive compensation as described in this Proxy Statement.

Our executive compensation program is generally designed to:

Provide competitive compensation packages that will attract and retain superior talent	Motivate our executive officers to achieve desired Company performance and to appropriately reward that performance	Align the interests of our executive officers with long-term interests or our shareholders, primarily through equity awards

We believe that motivating and rewarding exceptional performance is the overriding principle of our executive compensation program.

We Do:		We Do Not:

✔	Provide a significant portion of our named executive officers’ total compensation in the form of awards tied to our long-term strategy and our performance.	X	Provide supplemental retirement benefits to our executive officers.

✔	Require compliance with our Stock Ownership Guidelines, which require that our executive officers own a specified value of shares of the Company’s common stock.	X

Time the grants of equity awards to coordinate with the release of material non-public information, or time the release of material non-public information for the purpose of affecting the value of any named executive officer compensation.

✔	Have a Compensation Committee comprised entirely of independent directors who use an independent consultant retained by the Compensation Committee.	X	Provide tax gross-ups for our named executives.

✔	Have ongoing consideration and oversight by the Compensation Committee with respect to any potential risks associated with our incentive compensation programs.	X	Provide material executive perquisites such as personal use of corporate aircraft, executive life insurance, or estate planning services.

✔	Prohibit our associates through our Insider Trading Policy from engaging in hedging transactions in our stock.	X	Have a shareholder rights plan (i.e., poison pill).

✔	Utilize “double trigger” change-in-control provisions in our equity award agreements for awards made beginning in January 2017.

The following sets forth the primary objectives addressed by each component of our executive compensation program:

Competitive base salary	Assists with attraction and retention of highly-qualified executives, and promotes management stability

Annual cash bonuses based on achievement of established goals	Aligns individual interests with overall short term (typically annual) objectives, and reinforces “pay for performance” program goals

Long-term incentives	Aligns individual interests with the long- term investment interests of shareholders, and assists with retention of highly-qualified executives

For more information regarding our compensation, please see our Compensation Discussion and Analysis beginning on page 24.

Summary of Item 3 - Ratify Appointment of BDO USA, LLP as Independent Auditors

BDO USA, LLP, an independent registered public accounting firm, served as our auditors for 2017. Our Audit Committee has selected BDO USA, LLP to audit our financial statements for 2018. Although it is not required to do so, the Board is submitting the Audit Committee's selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting in order to ascertain the view of our shareholders regarding such selection. Below is summary information about BDO USA, LLP's fees for services during 2017 and 2016:

	2017	2016
Audit Fees	$1,659,000	$1,536,000
Audit-Related Fees	22,000	20,000
Tax Fees	59,000	58,000
All Other Fees	--	--
Total	$1,740,000	$1,614,000

NOMINATION AND ELECTION OF DIRECTORS

(ITEM 1)

The Bylaws of the Company provide that the Board of Directors shall consist of a maximum of 15 directors, with the exact number of directors being established by action of the Board taken from time to time. Commencing as of the 2018 Annual Meeting, the Board of Directors has set the number of directors at 9. The term of office for each director continues until the next annual meeting of shareholders and until his or her successor, if there is to be one, has been elected and has qualified.

In the event that any nominee for director withdraws or for any reason is not able to serve as a director, each Proxy that is properly executed and returned will be voted for such other person as may be designated as a substitute nominee by the Board of Directors. Each nominee is an incumbent director standing for re-election, and each nominee has consented to being named herein and to serve or continue serving as a director if elected or re-elected.

Certain information relating to each nominee proposed by the Board is set forth below. Directors are required to submit an offer of resignation upon experiencing a job change.

  Nominees

Experience: Since 1997, Mr. Burke has been Chief Executive Officer of Trek Bicycle Corporation, one of the world’s largest manufacturers of bicycles, and a company with a mission to help the world use the bicycle as a simple solution to complex problems. He served as chairman of President George W. Bush’s President’s Council on Physical Fitness & Sports, and is a founding board member of the Bikes Belong Coalition. Mr. Burke also serves on the board of Trek Bicycle Corporation.

John P. Burke

Qualifications and skills: Executive level business experience at a manufacturing company that is focused primarily on sales in the consumer channel and with an emphasis on sustainability and innovation.

Age: 56 Director since 2013 Chief Executive Officer, Trek Bicycle Corporation

Experience: Since 2001, Mr. Cogan has been the Chief Executive Officer of Knoll, Inc., a leading designer and manufacturer of branded office furniture products and textiles recognized for innovation and modern design. He previously served as Chief Operating Officer of Knoll and held several positions in Knoll’s design and marketing group worldwide, including Executive Vice President - Marketing and Product Development and Senior Vice President. Mr. Cogan is a director of Knoll and cabinet manufacturer American Woodmark Corporation, as well as two nonprofit organizations.

Andrew B. Cogan	Qualifications and skills: Executive level experience at an international manufacturing company in the commercial interiors industry, and an extensive background in design and marketing.
Age: 55 Director since 2013 Chief Executive Officer, Knoll, Inc.

Experience: Mr. Gould joined the Company as Executive Vice President and Chief Operating Officer in 2015, was promoted to President and Chief Operating Officer in 2016, and was promoted to Chief Executive Officer in March 2017. From 2012 to 2015, Mr. Gould was the Chief Executive Officer of American Standard Brands, a kitchen and bath products company. Prior to American Standard, Mr. Gould held senior executive roles at Newell Rubbermaid Inc., a global marketer of consumer and commercial products, serving as President of its Home & Family business group (2008-2012) and President of its Parenting Essentials business group (2006-2008). He previously held executive level positions at The Campbell Soup Company (2002-2006) and The Coca-Cola Company (1995-2002).

Jay D. Gould

Qualifications and skills: A broad range of executive level experience at international companies with distribution into both the commercial and consumer channels, with particular expertise in sales, marketing, brand management, strategy and operations.

Age: 58 Director since 2016 Chief Executive Officer, Interface, Inc.

Experience: Mr. Hendrix joined the Company in 1983 after having worked previously for a national accounting firm. He was promoted to Treasurer of the Company in 1984, Chief Financial Officer in 1985, Vice President-Finance in 1986, Senior Vice President-Finance in 1995, Executive Vice President in 2000, and President and Chief Executive Officer in July 2001. He was elected to the Board in October 1996, and was elected Chairman of the Board in October 2011. In March 2017, Mr. Hendrix retired from the role of Chief Executive Officer, but continues to serve as non-executive Chairman. Mr. Hendrix has served as a director of cabinet maker American Woodmark Corporation since May 2005, and serves as a director of one private company.

Daniel T. Hendrix

Qualifications and skills:  Knowledge extending to virtually all aspects of the Company’s business, with a particular emphasis on strategic planning and financial matters, giving him a unique understanding of our strategies and operations. Tenure provides consistent leadership to the Board and facilitates the interrelationship between the Board and the Company’s executive leadership team.

Age: 63 Director since 1996 Non-Executive Chairman, Interface, Inc.

Experience: Mr. Kennedy is the Chairman of real estate development company Joseph P. Kennedy Enterprises, Inc., and a Managing Member of real estate development company Wolf Point Management LLC. He was the President of MMPI (Merchandise Mart Properties, Inc., a subsidiary of Vornado Realty Trust based in Chicago, Illinois) from 2000 to 2012. He has served on the board of trustees of Ariel Mutual Funds since 1994, and has served on the board of directors of Knoll, Inc. since November 2014. Mr. Kennedy also serves on the boards of two nonprofit organizations, one charitable foundation, and three private companies, and is active in several educational and civic organizations. From 2009 to 2015, Mr. Kennedy served on the board of trustees of the University of Illinois.

Christopher G. Kennedy

Qualifications and skills: Substantial executive level experience that is particularly beneficial to our strategies and sales and marketing efforts in the corporate office and retail market segments. Insight into governmental and economic affairs and civic involvement also are valuable to the Board.

Age: 54 Director since 2000 Lead Independent Director Chairman, Joseph P. Kennedy Enterprises, Inc.

Experience: Since April 2015, Mr. Kohler has served as the President and Chief Executive Officer for Kohler Co., a manufacturer of kitchen and bath products, interior furnishings, engines and power generation systems, and an owner and operator of golf and resort destinations. His previous positions at Kohler include President and Chief Operating Officer (2009-2015), Executive Vice President (2007-2009) and Group President of the Kitchen and Bath Group (1999-2007). He has served as a member of the board of Kohler Co. since 1999, and also is a director of ceramic tile and natural stone manufacturer and distributor Internacional de Cerámica, S.A.B. de C.V., a public company traded on the Mexican Stock Market. Mr. Kohler also serves as a director of the non-profit corporation Green Bay Packers, Inc.

K. David Kohler

Qualifications and skills: Extensive business experience from his service in executive positions at a manufacturing company with international operations and distribution into both commercial and consumer channels.

Age: 51 Director since 2006 President and Chief Executive Officer, Kohler Co.

Experience: Since February 2016, Ms. Matts has served as the North America Chief Executive Officer of Annalect, Inc., a provider of data driven marketing strategy. (Annalect, Inc. is the data and digital media division of Omnicom Media Group, which in turn is a division of Omnicom Group Inc.) Ms. Matts previously held leadership roles in agency, publishing and branding at global companies, including prior service as Senior Vice President and Chief Marketing Officer at Glam Media and global director of digital connections at Anheuser-Busch InBev.

Erin A. Matts

Qualifications and skills: A sophisticated view on data as a driver of business-to-business marketing, as well as experience in marketing, advertising, and translating market data into growth opportunities.

Age: 41 Director since 2016 North America Chief Executive Officer, Annalect, Inc.

Experience:  Since 1979, Mr. Miller has served as Chairman and Chief Executive Officer of Fidelity Southern Corporation, the holding company for Fidelity Bank. He also has served in various capacities at Fidelity Southern Corporation’s affiliated companies, including as Chief Executive Officer of Fidelity Bank (1977-1997, and 2003-2017), Chairman of Fidelity Bank (1998-present), and Chairman of LionMark Insurance Company (since 2004). Prior to his banking experience, Mr. Miller practiced law. Mr. Miller has served on the board of supply chain management and enterprise software solutions provider American Software, Inc. since 2002, and currently serves on the boards of three private companies and five nonprofit organizations.

James B. Miller, Jr.	Qualifications and skills: Extensive executive level experience at a publicly traded company, particularly in the areas of banking, capital markets, corporate finance and accounting.
Age: 77 Director since 2000 Chairman and Chief Executive Officer, Fidelity Southern Corporation

Experience: Since 2007, Ms. Palmer has served as President, Chief Executive Officer and a director, and since 2017 has served as Chairman, of Taylor Morrison Home Corporation, a publicly traded leading North American home builder and developer, after previously serving as Executive Vice President for the West Region of Morrison Homes. Her previous experience includes senior leadership roles at Blackhawk Corp. and Pulte Homes/Del Webb Corporation, each homebuilders and developers of retirement communities, where she last held the title of Nevada Area President at Pulte/Del Webb Corporation.

Sheryl D. Palmer

Qualifications and skills: Extensive executive level experience in the residential building industry, including leadership in the areas of sales and marketing, building development, strategy and operations management.

Age: 56 Director since 2015 Chairman, President and Chief Executive Officer, Taylor Morrison Home Corporation

Vote Required and Recommendation of Board

Under the Company’s Bylaws, election of each of the nominees requires a plurality of the votes cast by the Company’s outstanding Common Stock entitled to vote and represented (in person or by proxy) at the meeting. As noted below, however, in an uncontested election, any nominee who does not receive a majority affirmative vote must submit a resignation (which may be conditional) to the Board or its Chair. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE, AND PROXIES EXECUTED AND RETURNED OR VOTED BY TELEPHONE OR INTERNET WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS CONTRARY INSTRUCTIONS ARE INDICATED.

DIRECTOR INDEPENDENCE

For each director, the Board makes a determination of whether the director is “independent” under the criteria established by the Nasdaq Stock Market and other governing laws and regulations. In its review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. The current directors are John P. Burke, Andrew B. Cogan, Carl I. Gable, Jay D. Gould, Daniel T. Hendrix, Christopher G. Kennedy, K. David Kohler, Erin A. Matts, James B. Miller, Jr., and Sheryl D. Palmer. As a result of its review, the Board has determined that all of the current directors, with the exceptions of Daniel T. Hendrix and Jay D. Gould (who are employees), are independent.

CORPORATE GOVERNANCE

Board Leadership Structure

We currently have a Lead Independent Director, and a separate Chairman and Chief Executive Officer. Mr. Kennedy serves as Lead Independent Director, Mr. Hendrix serves as Chairman, and Mr. Gould serves as Chief Executive Officer. Because each of our Chairman and Chief Executive Officer is an employee of the Company and therefore not considered “independent” under applicable standards, the Board has appointed Mr. Kennedy to serve as Lead Independent Director. The Board considers it to be useful and appropriate at the current time to have an independent director serve in a lead capacity to promote corporate governance, coordinate the activities of the other independent directors, and perform such other duties and responsibilities as the Board may determine. The specific responsibilities of the Lead Independent Director are as follows:

●	Preside at Executive Sessions. Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.
●	Call Meetings of Independent Directors. Has the authority to call meetings of the independent directors.
●	Function as Liaison with the Chairman. Serves as the principal liaison on Board-wide issues between the independent directors, the Chairman and the Chief Executive Officer.
●

Participate in Flow of Information to the Board such as Board Meeting Agendas and Schedules. Provides the Chairman and Chief Executive Officer with input as to meeting agenda items, advises the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of information sent to the Board, and approves meeting schedules to assure there is sufficient time for discussion of all agenda items.

●	Recommends Outside Advisors and Consultants. Recommends the retention of outside advisors and consultants who report directly to the Board.
●	Shareholder Communication. Ensures that he is available, if requested by shareholders and when appropriate, for consultation and direct communication.

Meetings and Committees of the Board

The Board of Directors held five meetings during 2017. All of the incumbent directors attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member.

The independent directors meet in regularly scheduled executive sessions without Messrs. Hendrix or Gould or other members of management present. In 2017, the independent directors met five times in executive session.

The Board of Directors has the following standing committees that assist the Board in carrying out its duties: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating & Governance Committee. The following table lists the current members of each committee:

Executive Committee	Audit Committee	Compensation Committee	Nominating & Governance Committee

Daniel T. Hendrix (Chair)	Carl I. Gable (Chair)	Andrew B. Cogan (Chair)	Christopher G. Kennedy (Chair)
Carl I. Gable	James B. Miller, Jr.	Sheryl D. Palmer	John P. Burke
James B. Miller, Jr.	Sheryl D. Palmer		K. David Kohler

Executive Committee. The Executive Committee met one time and acted by unanimous written consent three times during 2017. Except for duties reserved to the other Board committees and for certain other exceptions, the Executive Committee may exercise all the power and authority of the Board of Directors in the management of the business and affairs of the Company.

Audit Committee. The Audit Committee met four times and acted by unanimous written consent once during 2017. The function of the Audit Committee is to (i) serve as an independent and objective party to review the Company’s financial statements, financial reporting process and internal control system, (ii) review and evaluate the performance of the Company’s independent auditors and internal financial management, and (iii) provide an open avenue of communication among the Company’s independent auditors, management (including internal financial management) and the Board. The Board of Directors has determined that all three members of the Audit Committee are “independent” in accordance with applicable law, including the rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq Stock Market, and that each of Ms. Palmer and Messrs. Gable and Miller is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission. The Audit Committee operates pursuant to an Audit Committee Charter which was adopted by the Board of Directors. The Audit Committee Charter may be viewed on the Company’s website, www.interfaceglobal.com/Investor-Relations/Corporate-Governance/Audit-Committee-Charter.aspx.

Compensation Committee. The Compensation Committee met two times and acted by unanimous written consent two times during 2017. The function of the Compensation Committee is to (i) evaluate the performance of the Company’s Chief Executive Officer and other senior executives, (ii) determine compensation arrangements for such executives, (iii) administer the Company’s stock and other incentive plans for key employees, and (iv) review the administration of the Company’s employee benefit plans. The Board of Directors has determined that each member of the Compensation Committee is “independent” in accordance with applicable law, including the rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq Stock Market. The Compensation Committee operates pursuant to a Compensation Committee Charter that was adopted by the Board of Directors. The Compensation Committee Charter may be viewed on the Company’s website, www.interfaceglobal.com/Investor-Relations/Corporate-Governance/Compensation-Committee-Charter.aspx. The Compensation Committee’s policies and philosophy are described in more detail below in this Proxy Statement under the heading “Compensation Discussion and Analysis.”

Nominating & Governance Committee. The Nominating & Governance Committee met twice in 2017. The Nominating & Governance Committee assists the Board in establishing qualifications for Board membership and in identifying, evaluating and selecting qualified candidates to be nominated for election to the Board. The Nominating & Governance Committee also assists the Board in reviewing and analyzing, and makes recommendations regarding, corporate governance matters, and it also recommends committee assignments for Board members. The Board of Directors has determined that each member of the Nominating & Governance Committee is “independent” in accordance with applicable law, including the rules of the Nasdaq Stock Market. The Nominating & Governance Committee operates pursuant to a Nominating & Governance Committee Charter that was adopted by the Board of Directors. The Nominating & Governance Committee Charter may be viewed on the Company’s website, www.interfaceglobal.com/Investor-Relations/Corporate-Governance/Nominating---Governance-Charter-(1).aspx.

Nominations for Board Service

In the event of a vacancy on the Board, the Nominating & Governance Committee develops a pool of potential director candidates for consideration. The Nominating & Governance Committee seeks candidates for election and appointment with excellent decision-making ability, valuable and varied business experience and knowledge, and impeccable personal integrity and reputations. The Committee does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experience in evaluating candidates for Board membership, in an effort to obtain a variety of viewpoints in the Board’s proceedings. The Nominating & Governance Committee considers whether candidates are free of constraints or conflicts which might interfere with the exercise of independent judgment regarding the types of matters likely to come before the Board, and have the time required for preparation, participation and attendance at Board and committee meetings. Other factors considered by the Nominating & Governance Committee in identifying and selecting candidates include the needs of the Company and the range of talent and experience already represented on the Board. The Nominating & Governance Committee solicits suggestions from other members of the Board, Company management, and occasionally outside search firms, regarding persons to be considered as possible nominees. Shareholders who wish the Nominating & Governance Committee to consider their recommendations for director candidates should submit their recommendations in writing to the Nominating & Governance Committee, in care of the office of the Chairman of the Board, Interface, Inc., 2859 Paces Ferry Road, Suite 2000, Atlanta, GA 30339. Recommendations should include the information which would be required for a “Shareholder Proposal” as set forth in Article II, Section 9 of the Company’s Bylaws. Director candidates who are recommended by shareholders in accordance with these procedures will be evaluated by the Nominating & Governance Committee in the same manner as director candidates recommended by the Company’s directors, management and outside search firms.

Shareholder Outreach Programs

During 2017, we conducted two separate shareholder outreach programs – one during proxy season in May, and one outside of proxy season in November. For each program, we requested conference calls with our top 30 shareholders, representing approximately 69% of outstanding shares. In the May program we held conference calls with shareholders representing 27% of shares, and in the November program we held conference calls with shareholders representing 38% of shares. During the outreach programs, which were led by the Company’s non-executive Chairman Dan Hendrix, we discussed with shareholders various proxy and Company related issues and other areas of shareholder interest – such as the Company’s corporate governance practices, executive compensation philosophy and practices, and environmental and social sustainability initiatives.

Much of our discussions centered around the advisory say-on-pay vote at the Company’s 2017 annual meeting. As anticipated, we found that our shareholders care deeply about good corporate governance and the alignment of executive compensation with Company performance, and greatly appreciate increased dialogue on these proxy and governance issues. We also found that our shareholders generally understood that the Company’s 2016 executive compensation (which was the subject of that advisory vote) was somewhat impacted by the planned and then-pending (and now-completed) succession of our Chief Executive Officer, and that our compensation program is highly tailored to strike an appropriate balance among motivating management, rewarding good performance, and accounting for the cyclicality in our industry.

Following the outreach programs, our shareholders’ feedback was shared with Company management and the Compensation Committee of the Board of Directors. As a result, we have committed to continued shareholder outreach efforts, enhanced proxy design and disclosure (as reflected in this Proxy Statement), including with respect to alignment of pay with performance, and a detailed review of the Company’s compensation peer group and practices (which is ongoing this year).

Majority Vote Resignation Policy for Director Elections

Pursuant to governing law and documents, including the Company’s Bylaws as noted above, in most cases the Company's directors are elected by a plurality of the votes cast. Although nominees who receive the most votes for the available positions will generally continue to be duly elected, on February 22, 2017, the Board of Directors adopted a resignation policy applicable to nominees who fail to receive the affirmative vote of a majority of the votes cast in an uncontested election for directors. (The adoption of this policy does not alter the applicable legal standards.) The policy requires that a nominee who does not receive a majority affirmative vote in an uncontested election promptly will tender, to the Board or its Chair, their resignation from the Board and committees on which the director serves. The resignation may be conditioned upon Board acceptance. If it is not so conditioned, the resignation must specify that it is effective immediately on delivery.

A “majority affirmative vote” means that the votes cast “for” a nominee’s election exceed those voted "withhold", with broker and other non-votes not being considered “votes cast.” You have been provided with options to vote “for” or “withhold” from each Director nominee. However, neither a “withhold” vote nor declining to vote for directors (assuming the presence of a quorum) affects whether a director nominee in an uncontested election is legally elected under the plurality vote standard (provided such nominee receives at least one “for” vote). But a “withhold” vote is considered in determining whether a director who is legally elected has received a “majority affirmative vote” for purposes of the resignation policy.

The Nominating & Governance Committee of the Board will consider any resignation conditioned upon Board acceptance, including any information provided by the Director, and within 60 days of the shareholder meeting at which the Director failed to receive a majority affirmative vote, will recommend to the full Board what action to take on the Director’s resignation. The Nominating & Governance Committee may recommend, among other things, acceptance or rejection of the resignation, delayed acceptance pending the recruitment and election of a new director or rejection of the resignation in order to address the underlying reasons for the Director’s failure to receive the majority affirmative vote of the shareholders. The policy provides for the Board to act on the Nominating & Governance Committee’s recommendation within 90 days following the shareholder meeting.

In considering a conditional resignation, the Nominating & Governance Committee and the Board may consider those factors it deems relevant to its recommendation, including but not limited to the underlying reasons for the failure of the Director to receive a majority affirmative vote, the tenure and qualifications of the Director, the Director’s past and expected future contributions, other policies and the overall composition of the Board, including whether accepting the resignation would cause the Company to fail to meet legal or stock market requirements.

Following the Board’s decision, the Company will publicly announce the Board’s decision regarding any conditional resignation. A resigning Director cannot participate in committee or Board decisions regarding their resignations, except in certain cases where multiple directors have failed to receive majority affirmative votes, which circumstances are described in the full policy posted in the Investor Relations section of our website at www.interfaceglobal.com. The preceding summary of the policy is qualified in its entirety by reference to the full policy.

Risk Management

The Board receives quarterly reports on elements of risk that may potentially affect the Company, as identified and presented by management. The Board also assists in the Company’s risk oversight through its various committees described above. For example, the Audit Committee assists in overseeing risk as it relates to the Company’s financial statements, financial reporting process and internal control system. In that regard, the Company’s Director of Internal Audit and outside auditors report directly to the Audit Committee. The Nominating & Governance Committee assists in overseeing risk related to the Company’s corporate governance practices as well as the performance of individual Board members and committees, while the Compensation Committee assists in overseeing risk as it relates to the Company’s executive compensation program and practices.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that provide the framework for the governance of the Company. Our Corporate Governance Guidelines are available on our website at https://www.interface.com/US/en-US/about/investor-relations/corporate-governance-guidelines-en_US and will also be made available to shareholders without charge upon request in writing to our corporate Secretary at Interface, Inc., 2859 Paces Ferry Road, Suite 2000, Atlanta, Georgia 30339. The information contained on our website is not included as part of, or incorporated by reference into, this Proxy Statement.

Code of Business Conduct & Ethics

The Board has adopted a Code of Business Conduct & Ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial and Accounting Officers. The Code is publicly available on our website at https://www.interface.com/US/en-US/about/investor-relations/interface-code-of-business-conduct-ethics-en_US and will also be made available without charge to any person upon request in writing to our corporate Secretary at Interface, Inc., 2859 Paces Ferry Road, Suite 2000, Atlanta, Georgia 30339. We intend to disclose amendments to, or waivers from, provisions of the Code that apply to any director or principal executive, financial or accounting officers on our website at www.interface.com, in lieu of disclosing such matters in Current Reports on Form 8-K.

Principal Shareholders and Management Stock Ownership

The following table sets forth, as of March 1, 2018 (unless otherwise indicated), beneficial ownership of the Company’s Common Stock by: (i) each person, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee for director, (iii) the Company’s Chief Executive Officer, Chief Financial Officer, and next three most highly compensated executive officers during 2017 (the “Named Executive Officers”), and (iv) all executive officers and directors of the Company as a group. Due to the nature of the awards, performance shares awarded to the Company’s executive officers are not included in beneficial ownership of Common Stock. Unless otherwise noted, the business address for each beneficial owner is the Company’s corporate headquarters located at 2859 Paces Ferry Road, Suite 2000, Atlanta, Georgia 30339.

Beneficial Owner (and Business Address of 5% Owners)	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class(1)

BlackRock, Inc. 55 East 52nd Street New York, New York 10022	Common Stock	7,806,387	(2)(3)	13.1%

FMR LLC and Abigail P. Johnson 245 Summer Street Boston, Massachusetts 02210	Common Stock	3,969,285	(2)(4)	6.7%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	Common Stock	5,587,898	(2)(5)	9.4%

John P. Burke	Common Stock	21,297	(6)	*

Andrew B. Cogan	Common Stock	23,297	(7)	*

Robert A. Coombs	Common Stock	114,460	(8)	*

Carl I. Gable	Common Stock	27,063	(9)	*

Jay D. Gould	Common Stock	217,737	(10)	*

Bruce A. Hausmann	Common Stock	60,385	(11)	*

Daniel T. Hendrix	Common Stock	130,028	(12)	*

Christopher G. Kennedy	Common Stock	82,020	(13)	*

K. David Kohler	Common Stock	47,297	(14)	*

Erin A. Matts	Common Stock	7,511	(15)	*

James B. Miller, Jr.	Common Stock	61,297	(16)	*

Matthew J. Miller	Common Stock	43,247	(17)	*

Sheryl D. Palmer	Common Stock	12,247	(18)	*

J. Chadwick Scales	Common Stock	29,024	(19)	*

All executive officers and directors (17 persons)	Common Stock	992,124	(20)	1.7%

__________

*     Less than 1%.

(1)

Percent of class is based on 59,342,539 shares outstanding on March 1, 2018 and is calculated assuming that the beneficial owner or group of beneficial owners has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are exercisable within 60 days of March 1, 2018, and that no other conversion rights, options or rights to subscribe have been exercised by anyone else.

(2)	Based upon information included in statements as of December 31, 2017 provided to the Company and filed with the Securities and Exchange Commission by such beneficial owners.

(3)

According to BlackRock, various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares, and no one person’s interests in such shares exceeds 5% of the total outstanding shares of Common Stock. It states that it has sole voting power with respect to 7,656,520 of such shares, and sole dispositive power with respect to all of such shares.

(4)

FMR LLC is a parent holding company, and Ms. Johnson is director, Chairman and Chief Executive Officer. Members of the Johnson family, including Ms. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. They state that none of them has the sole power to vote or direct the voting of the shares, which power resides with Boards of Trustees of the various Fidelity funds.

(5)

The Vanguard Group, Inc. is an investment advisor, and states that it has sole voting power with respect to 112,403 of such shares, shared voting power with respect to 17,400 of such shares, sole dispositive power with respect to 5,463,395 of such shares, and shared dispositive power with respect to 124,503 of such shares.

(6)	Includes 5,312 restricted shares.

(7)	Includes 5,312 restricted shares.

(8)	Includes 27,466 restricted shares.

(9)	Includes 5,312 restricted shares, and 5,000 shares that may be acquired by Mr. Gable pursuant to exercisable stock options.

(10)	Includes 97,322 restricted shares.

(11)	Includes 52,814 restricted shares.

(12)	Includes 43,039 restricted shares, 4,712 shares held indirectly through the Company’s 401(k) plan, and 35,072 shares held indirectly by family trusts.

(13)

Includes 5,312 restricted shares, and 5,000 shares that may be acquired by Mr. Kennedy pursuant to exercisable stock options. Mr. Kennedy serves on the Board of Trustees of Ariel Mutual Funds, for which Ariel Investments, LLC serves as investment advisor and performs services which include buying and selling securities on behalf of the Ariel Mutual Funds. Mr. Kennedy disclaims beneficial ownership of all shares held by Ariel Investments, LLC as investment advisor for Ariel Mutual Funds.

(14)	Includes 5,312 restricted shares.

(15)	Includes 5,312 restricted shares.

(16)	Includes 5,312 restricted shares, and 5,000 shares that may be acquired by Mr. Miller pursuant to exercisable stock options.

(17)	Includes 28,457 restricted shares.

(18)	Includes 5,312 restricted shares.

(19)	Includes 21,921 restricted shares.

(20)	Includes 370,221 restricted shares, and 25,000 shares that may be acquired by all executive officers and directors as a group pursuant to exercisable stock options.

APPROVAL oF Executive Compensation

(ITEM 2)

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), the Company is asking its shareholders to vote, on an advisory basis, to approve the compensation of its Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s Named Executive Officers. At the 2017 annual meeting of shareholders, the Company’s shareholders voted, on an advisory basis, to hold a say on pay vote every year. The Board of Directors subsequently determined that the Company will hold say on pay votes every year until the next required advisory vote on the frequency of say on pay votes occurs or until the Board of Directors otherwise determines that a different frequency for say on pay votes is in the best interests of the shareholders.

Our executive compensation program is designed to attract, reward and retain key employees, including our Named Executive Officers, who are critical to the Company’s long-term success. Shareholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for greater detail about the Company’s executive compensation programs, including information about the fiscal year 2017 compensation of the Named Executive Officers.

The Company is asking the shareholders to indicate their support for the compensation of the Company’s Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s Named Executive Officers as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections, and the related compensation tables, notes, and narrative in this Proxy Statement.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation Committee and the Board value the opinions of the Company’s shareholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board will consider the shareholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

You may vote “for,” “against,” or “abstain” from the proposal to approve on an advisory basis the compensation of our Named Executive Officers.

Vote Required and Recommendation of the Board

Under the Company’s Bylaws, the compensation of the Named Executive Officers is approved on an advisory basis if the affirmative votes cast by the holders of the Company’s outstanding shares of Common Stock entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF EXECUTIVE COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT, AND THE PROXY SUBMITTED BY TELEPHONE OR INTERNET OR PROXY CARD WILL BE VOTED IN THIS MANNER UNLESS THE SHAREHOLDER SUBMITTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation program for the Company’s Named Executive Officers. For 2017, these individuals were:

Name	Title
Daniel T. Hendrix

Chairman and former Chief Executive Officer. Mr. Hendrix, who retired from the role of Chief Executive Officer effective March 3, 2017, also served as the Company’s interim principal financial officer from December 15, 2016 to April 9, 2017

Jay D. Gould	President and Chief Executive Officer. Mr. Gould previously served as the Company's President and Chief Operating Officer until his appointment as Chief Executive Officer on March 3, 2017

Bruce A. Hausmann	Vice President and Chief Financial Officer, who joined the Company April 10, 2017

Matthew J. Miller	Vice President (Division President – Americas)

Robert A. Coombs	Senior Vice President (Division President – Asia-Pacific)

J. Chadwick Scales	Chief Marketing, Innovation and Design Officer

Overall Philosophy and Objectives

The Company’s compensation program is designed in a manner intended to both attract and retain a highly-qualified, motivated and engaged management team whose focus is on enhancing shareholder value. The Company believes a straightforward program that is readily understood and endorsed by its participants best serves these goals, and has constructed a program that contains (1) multiple financial elements, (2) clear and definitive targets, (3) challenging but attainable objectives, and (4) specified performance metrics. More specifically, the objectives of the Company’s management compensation program include:

Establishing strong links between the Company’s performance and total compensation earned – i.e., “pay for performance”	Providing incentives for executives to achieve specific performance objectives	Promoting and facilitating management stock ownership, and thereby motivating management to think and act as owners

Emphasizing the Company’s mid and long-term performance, thus enhancing shareholder value	Offering market competitive total compensation opportunities to attract and retain talented executives

Program Design and Administration

The Compensation Committee of the Board of Directors, which is composed entirely of independent directors, has developed and administers the Company’s executive pay program to provide compensation commensurate with the level of financial performance achieved, the responsibilities undertaken by the executives, and the compensation packages offered by comparable companies. The program currently consists of four principal components, each of which is designed to drive a specific behavioral focus, which in turn helps to provide specific benefits to the Company:

Program Component	Behavioral Focus	Ultimate Benefit to Company

Competitive base salary	Rewards individual competencies, performance and level of experience	Assists with attraction and retention of highly-qualified executives, and promotes management stability

Annual cash bonuses based on achievement of established goals	Rewards operational results of specific business units and Company as a whole	Aligns individual interests with overall short term (typically annual) objectives, and reinforces “pay for performance” program goals

Long-term incentives	Rewards engagement, longevity, sustained performance and actions designed to enhance overall shareholder value	Aligns individual interests with the long-term investment interests of shareholders, and assists with retention of highly-qualified executives

Other elements such as special incentives, retirement benefits and elective deferred compensation	Rewards targeted operational results, engagement and longevity, and sustained performance

Focuses enhanced efforts on a particular key objective, aligns individual interests with the long-term investment interests of shareholders, assists with the attraction and retention of highly-qualified executives, and promotes management stability

The Company strives to structure various elements of these program components so that a large portion of executive compensation is directly linked to advancing the Company’s financial performance and the interests of shareholders. For 2017, those elements were mostly performance-based, as shown below (and based on target level achievement):

Compensation Decision-Making

The Committee establishes base salaries for the executive officers, including the Named Executive Officers listed in the “Summary Compensation Table” included in this Proxy Statement. The Committee also administers the annual bonus program, the long-term incentive program, retirement benefits, deferred compensation arrangements, and, when applicable, special incentive programs.

The Committee has directly engaged Pearl Meyer & Partners, a nationally recognized, independent compensation consultant, to provide input on compensation matters. The services performed by Pearl Meyer may vary according to the particular needs of the engagement, but typically will consist of providing a market or peer group overview of compensation elements, including salary, bonus, long-term incentives and special incentives. For 2017, the corporate peer group comprised:

Acuity Brands, Inc.	The Dixie Group, Inc.	Mohawk Industries, Inc.
Albany International Corp.	Herman Miller, Inc.	Steelcase, Inc.
Apogee Enterprises, Inc.	HNI Corporation	Unifi, Inc.
Armstrong World Industries, Inc.	Kimball International, Inc.	USG Corp.
BE Aerospace, Inc.	Knoll, Inc.

Pearl Meyer also periodically conducts a business performance review of our Company compared with other companies, to assist the Committee in making its compensation decisions. The work of Pearl Meyer to date has not raised any conflict of interest.

The Committee also seeks compensation input from the Company’s Chairman, Chief Executive Officer, Chief Human Resources Officer, and General Counsel. In addition, the Committee takes into account publicly available data relating to the compensation practices and policies of other companies within and outside the Company’s industry. Furthermore, the policies and programs described below are subject to change as the Committee deems necessary from time to time to respond to economic conditions, meet competitive standards and serve the objectives of the Company and its shareholders.

Compensation Risk Assessment

The Board, in conjunction with management, has reviewed our compensation policies and practices as generally applicable to our employees and determined that they do not encourage excessive risk or unnecessary risk taking and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.

Our Performance

As described above in the Proxy Statement Summary, the Company achieved strong performance in 2017 compared with the prior year. Highlights appear below. The non-GAAP financial measures of adjusted operating income and adjusted EPS were utilized as 2017 performance criteria for our annual bonus plan and long-term equity incentives, respectively, as discussed further below.

Net sales increased 3.9%; non-GAAP organic sales increased 5.0%	Gross margin improved 20 basis points to 38.7%	SG&A expenses as a percentage of sales declined 50 basis points to 27.0%

Operating income increased 29.3% to $110 million; non- GAAP adjusted operating income increased 11.8% to $117 million	$107 million returned to shareholders through dividends and stock repurchases	EPS grew 3.6% to $0.86; adjusted EPS grew 14.6% to a record $1.18

(Note: Please see Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures and an explanation of why we believe non-GAAP measures provide useful information to shareholders and the additional purposes for which we use non-GAAP measures.)

Discussion of Principal Elements of Compensation Program

Base Salaries

The Committee generally strives to set base salaries at the market median (50th percentile) of salaries offered by other employers in our industry and other publicly traded companies with characteristics similar to the Company (size, growth rate, etc.), based, by and large, on information provided by independent third party advisors while also considering internal equalization policies of the Company. Some of the companies considered from time to time are included in the list of companies comprising the “self-determined peer group” index used by our independent compensation consultant and used to create the stock performance graph included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

In addition, the Committee may consider other factors when setting individual salary levels, which may result in salaries somewhat above or below the targeted amount. These factors include the executive’s level of responsibility, achievement of goals and objectives, tenure with the Company, and specific background or experience, as well as external factors such as the availability of talent, the recruiting requirements of the particular situation, and general economic conditions and rates of inflation.

Base salary adjustments for executive officers generally are made (if at all) annually and are dependent on the factors described above. The changes in base salaries for the Named Executive Officers, and the rationale for those changes, is set forth below.

Name	2016 Base Salary	2017 Base Salary	% Change	Rationale
Dan Hendrix	$1,011,000	$240,000	(76%)	Transition to non-executive Chairman
Jay Gould	$800,000	$900,000	12.5%	Promotion to CEO
Bruce Hausmann	N/A	$420,000	N/A	New Hire as CFO
Matt Miller	$400,000	$412,000	3%	Merit
Rob Coombs	AUS$483,985	AUS$498,505	3%	Merit
Chad Scales	$335,000	$350,000	4.5%	Merit and Increased Responsibilities

(Note: The 2017 base salaries for Messrs. Hendrix and Gould became effective upon transition of the CEO role on March 3, 2017.)

Please see the “Summary Compensation Table” included in this Proxy Statement for the salaries paid to the Named Executive Officers in 2017.

Annual Bonuses

The Committee administers the shareholder-approved Executive Bonus Plan, which provides bonus opportunities for Company executives. The bonus opportunities provide an incentive for executives to earn compensation based on the achievement of important corporate or business unit (division or subsidiary) financial performance. In determining the appropriate bonus opportunities, the Committee seeks to establish potential awards that, when combined with annual salary, place the total overall cash compensation opportunity for the Company’s executives at the market 50th percentile for comparable companies, provided that the performance objectives are substantially achieved.

For 2017, each executive officer of the Company was assigned a bonus potential, and a personalized set of annual financial objectives. Mr. Gould’s bonus potential was 150% of base salary. The bonus potential for Messrs. Hausmann, Miller and Coombs was 90% of base salary, and the bonus potential for Mr. Scales was 60% of base salary. (Mr. Hendrix’s bonus potential was 130% of base salary, but pro-rated for the first quarter of 2017 only, after which he became non-executive Chairman and was no longer eligible for a bonus.) Actual awards could range from 0% to 150% of the bonus potential, depending on the degree to which the established financial objectives were achieved, and were paid on an annual basis approximately 60 days following the end of the year.

In 2017, 100% of the bonus potential for the Chief Executive Officer, Chief Financial Officer and each of the other Named Executive Officers was based on measurable financial objectives. For Messrs. Gould, Hausmann and Scales, these objectives consisted of operating income and cash flow, and the relative weights assigned to these financial objectives were 75% and 25%, respectively. (Mr. Hendrix’s 2017 bonus opportunity was based on the same objectives and relative weights, but pro-rated for the first quarter only.) For Messrs. Miller and Coombs (who manage the Company’s Americas and Asia-Pacific divisions, respectively), the objectives and relative weights assigned were divisional operating income (50%), consolidated operating income (25%) and divisional cash flow (25%).

For each financial objective, the Committee establishes a threshold amount, a goal amount, and a maximum amount. The threshold amount must be achieved in order for any bonus amount to be earned with respect to that objective (and no bonus is payable whatsoever if the threshold amount for operating income is not exceeded). A pro rata bonus amount is earned based upon (i) the degree to which the threshold amount (resulting in a “cut in” payout equal to 25% of the bonus potential for that criterion) is exceeded, up to the goal amount (resulting in a payout equal to 100% of the bonus potential for that criterion), or (ii) the degree to which the goal amount (resulting in a payout equal to 100% of the bonus potential for that criterion) is exceeded, up to the maximum amount (resulting in a payout equal to 150% of the bonus potential for that criterion). The approach to goal setting involves a process of reviewing, among other things, our prior year’s financial performance, our annual operating plan, and our short-term and long-term strategic objectives. We also take into account the need for setting goals that are challenging yet reasonably achievable so as to provide a competitive pay package necessary for the retention of our talent. With respect to cash flow in particular, the Committee sets the targets, in its discretion, taking into account anticipated growth initiatives, capital expenditures, research and development costs, debt maturities, and other cash uses that the Committee deems relevant. Given this methodology, the Committee believes that the threshold level, while challenging, is reasonably likely to be achieved in normalized market conditions, the goal amount is achievable with strong management performance, and the maximum amount would encourage and reward outstanding performance.

For example, the Company’s 2017 annual thresholds, goals and maximums that were applicable for Messrs. Hendrix (pro-rated for first quarter only), Gould, Hausmann and Scales, adjusted to exclude restructuring charges, were as follows:

Criteria	Threshold	Goal	Maximum
Adjusted Operating Income	$93,000,000	$115,000,000	$126,000,000
Cash Flow	$26,000,000	$36,000,000	$46,000,000

The Company’s 2017 operating income (excluding restructuring charges) grew 11.8% to $117.1 million (see the table below and Appendix A), thus exceeding the established goal amount, and the Company’s cash flow exceeded the established maximum amount.

Strong operating income and cash flow also were achieved in the Company’s Americas division (managed by Mr. Miller) and Asia-Pacific division (managed by Mr. Coombs). Based on the Company’s performance, overall 2017 bonus achievement was approximately 120% of bonus opportunity for Messrs. Hendrix (pro-rated for first quarter only), Gould, Hausmann and Scales, 117% of bonus opportunity for Mr. Miller, and 115% of bonus opportunity for Mr. Coombs. Please see the “Summary Compensation Table” included in this Proxy Statement for the bonus amounts paid to the Named Executive Officers for 2017.

Long-Term Incentives

The Committee administers the shareholder-approved Interface, Inc. Omnibus Stock Incentive Plan (the “Omnibus Stock Plan”), which is an equity-based plan that allows for long-term incentive awards such as restricted stock, performance shares and stock options. The Omnibus Stock Plan provides for the grant to key employees and directors of the Company and its subsidiaries of restricted stock, incentive stock options (which qualify for certain favorable tax treatment), nonqualified stock options, stock appreciation rights, deferred shares, performance shares and performance units. The size of the awards made to individual officers is based on an evaluation of several factors, including the officer’s level of responsibility, the officer’s base salary and the Company’s overall compensation objectives. The amount and nature of prior equity incentive awards also are generally considered in determining new Omnibus Stock Plan awards for executive officers.

Long-term incentives are intended to attract and retain outstanding executive talent, create a direct link between shareholder and executive interests by focusing executive attention on increasing shareholder value, and motivate executives to achieve specific performance objectives. For instance, stock options (when granted) have an exercise price equal to at least 100% of the market price of the underlying Common Stock on the date of grant. Thus, the stock options only have value if the market price of the Company’s stock rises after the grant date. Additionally, restricted stock and performance share awards generally vest, in whole or in part, over a period of multiple years (three years for grants made in recent years), giving the executive an incentive to remain employed with the Company for a significant time period to have the opportunity to vest in an award. Moreover, awards of restricted stock and performance shares may vest earlier if specific performance criteria designed to drive shareholder value are met. All equity awards (whether restricted stock, performance shares or otherwise) will have a minimum vesting period or minimum performance period of at least one year.

Description of Available Awards

Restricted Shares

Awards of restricted shares under the Omnibus Stock Plan generally vest over a period of multiple years following the date of award. The Committee may, in its discretion, also establish performance criteria for these awards, and the restricted shares may vest earlier if such performance criteria are satisfied. Unvested awards are also subject to forfeiture under certain circumstances. All restricted shares awarded to date have been made without consideration from the participant (although the Omnibus Stock Plan authorizes the Committee, in connection with any award, to require payment by the participant of consideration, which can be less than the fair market value of the award on the date of grant). Awards of restricted stock generally will not be transferable by the participant other than by will or applicable laws of descent and distribution.

Performance Shares

Performance shares are awards reflected in a bookkeeping entry that records the equivalent of one share of Common Stock that may subsequently be earned and payable (and issued) to the participant if specified performance criteria established by the Committee are satisfied. Awards of performance shares may be settled in Common Stock, cash, or a combination thereof, at the Company’s election. Grants of performance shares may provide for the payment to the participant of dividend equivalents on a current, deferred or contingent basis. Awards of performance shares generally will not be transferable by the participant other than by will or applicable laws of descent and distribution.

Stock Options

Options granted under the Omnibus Stock Plan may be incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options or a combination of the foregoing, although only employees are eligible to receive incentive stock options. All options under the Omnibus Stock Plan will be granted at an exercise price per share equal to not less than 100% of the fair market value of the Common Stock on the date the option is granted. Options may be structured to vest over a period of multiple years. Options granted under the Omnibus Stock Plan expire following a pre-determined period of time after the date of grant (which may not be more than 10 years after the grant date), and generally will terminate on the date three months following the date that a participant’s employment with the Company terminates.

The Company receives no consideration upon the granting of an option. Full payment of the option exercise price must be made when an option is exercised. The exercise price may be paid in cash or in such other form as the Committee may approve, including shares of Common Stock valued at their fair market value on the date of option exercise. Options generally will not be transferable by the holder thereof other than by will or applicable laws of descent and distribution.

The Committee has not granted stock options to any executive officer in the past three years.

Other Potential Awards

The Omnibus Stock Plan also provides for the award of stock appreciation rights, deferred shares and performance units. Through the end of 2017, the Committee had not granted any of these types of awards.

2015 Omnibus Stock Plan Awards

In January 2015, each of the Named Executive Officers (who were employed by the Company at that time) received an award of restricted stock. These awards were eligible to performance vest to the extent that the Company’s earnings per share plus dividends reached or exceeded specified levels during the three-year performance period of 2015 to 2017 (the goal was approximately 15% compound annual growth for 2015 and 10% compound annual growth thereafter). Half of the award became eligible to vest based on results in the first year of the performance period, and all of the award was eligible to vest based on results in the second or third year. Fifty percent of any unvested shares (i.e., shares that had not performance vested) from the 2015 award would vest on the third anniversary of the grant date if the executive remained employed by the Company at that time. In February 2016, the first half of these awards vested based on the Company’s level of earnings per share plus dividends achieved in 2015. The second half of these awards vested in February 2017 based on the Company’s level of earnings per share plus dividends achieved in 2016. (Mr. Gould also had a time-based award of restricted stock that vested half in January 2016 and half in January 2017.)

2016 Omnibus Stock Plan Awards

For 2016, the Committee modified the equity award program and divided the executives’ awards (for those who were employed by the Company at that time) into three equal subparts.

The first subpart of each 2016 award was granted as restricted stock, and the shares will vest 100% on the third anniversary of the grant date, if the executive remains employed with the Company until that date. The executive also has the right to receive any cash dividends paid on the restricted stock, throughout the three-year term.

The second subpart of the 2016 award was granted as performance shares. The first one-third of this subpart was eligible to vest based on the Company’s earnings per share (“EPS”) in 2016, the second one-third of this subpart was eligible to vest based on the Company’s EPS in 2017, and all shares (to the extent not previously vested) are eligible to vest based on the Company’s EPS in 2018. The amount of performance shares that vest will be determined pro rata based upon (i) the degree to which an applicable EPS threshold level is achieved (at which point 25% of the performance shares would vest) or exceeded up to an applicable EPS target level (at which point 100% of the performance shares would vest), or (ii) the degree to which the applicable EPS target level is exceeded up to an applicable EPS maximum level (at which point two times the nominal performance shares would vest). There is no “time vesting” opportunity for this subpart. “Dividend equivalents” will accrue on these awards of performance shares and be paid only if and when the related performance shares vest.

The third subpart of the 2016 award also was granted as performance shares, with an opportunity for the award to vest based on the Company’s cumulative operating income during the three-year performance period of 2016-2018. The pro rata vesting structure and dividend equivalent provisions are essentially the same as those described for the second subpart above.

None of the 2016 awards have vested for any of the Named Executive Officers.

2017 Omnibus Stock Plan Awards

The 2017 equity awards are structured in a manner similar to the 2016 awards. One-third of the 2017 awards was granted as restricted stock with the same vesting and dividend provisions described above. The other two-thirds were granted in a single award of performance shares with two separate, independent vesting criteria. The first vesting criterion is the Company’s EPS during the years 2017 to 2019, structured in the same way described above with respect to the 2016 awards. The second vesting criterion is based on the Company’s total shareholder return (“TSR”) compared with its peer group during the three-year performance period of 2017 to 2019 with the following vesting opportunities (less any shares vested under the EPS criteria described above):

TSR Percentile 2017-2019	Amount Vests (% of Nominal Award)
Less than 50th	0%
50th to 75th	Pro rata 50% to 100%
Greater than 75th	100%

The 2017 awards also include a “double trigger” change-in-control vesting provision whereas the 2016 and earlier awards included “single trigger” change-in-control vesting provisions. In other words, the 2017 awards would not vest based solely on the occurrence of a change in control alone; rather, there must be “second trigger” of either (i) an involuntary separation from service or (ii) a separation from service for “Good Reason” (essentially, resignation in the face of negative changes in executive’s employment relationship with the Company).

For the portion of this award that was eligible to vest based on 2017 EPS performance, the threshold, goal and maximum achievement levels required approximately 6%, 12% and 18% growth, respectively, as shown below:

Criteria	Threshold	Goal	Maximum
Adjusted EPS	$1.09	$1.15	$1.22

The Company’s 2017 actual adjusted EPS (which excludes restructuring charges and the impact of the U.S. Tax Cuts and Jobs Act enacted in December 2017) grew 14% from $1.03 to $1.18 (see the table below and Appendix A), thus exceeding the established goal amount.

Based on this performance, the Named Executive Officers vested in 143% of the portion of this award that was based on 2017 EPS growth.

As demonstrated above, the Committee believes the structure of the performance-based equity awards is appropriately designed to pay for performance, and that the structure strikes a proper balance among motivating management, rewarding strong management performance, and accounting for the regular cyclicality of our industry that is outside of management’s control.

Other Elements of Compensation Program

In addition to the principal compensation program elements described above, the Company has adopted a number of other elements to further its compensation program goals. They are as follows:

●	401(k) Plan and Other Defined Contribution Plans	●	Severance Agreements

●	Elective Deferred Compensation Program	●	Limited Perquisites

●	Salary Continuation Program (Mr. Hendrix only)	●	Special Incentives

401(k) Plan and Other Defined Contribution Plans

The Company maintains the Interface, Inc. Savings and Investment Plan (the “401(k) Plan”), a tax-qualified 401(k) plan which provides its U.S.-based employees a convenient and tax-advantaged opportunity to save for retirement. The Company’s Named Executive Officers who are based in the United States are eligible to participate in the 401(k) Plan on the same terms as other executive and non-executive employees based in the United States, and receive the same benefits afforded all other participants. Under the 401(k) Plan, all participating employees are eligible to receive matching contributions that are subject to vesting over time. The Company periodically evaluates the level of matching contributions afforded participant employees to ensure competitiveness in the marketplace. The Company matches 50% of the first 6% of the employee’s eligible compensation (capped by statutory limitations) that the employee contributed to the 401(k) Plan.

Mr. Coombs participates in a defined contribution plan in Australia called a “superannuation plan”. Pursuant to this plan, the Company contributed $21,086 to Mr. Coombs’s account in 2017.

Elective Deferred Compensation Program

The Company also maintains the Interface, Inc. Nonqualified Savings Plan II (the “Nonqualified Plan”) for certain U.S.-based “highly compensated employees” (as such term is defined in applicable IRS regulations), including the Named Executive Officers who are based in the United States. The compensation level required to participate in the Nonqualified Plan was $120,000 in total annual compensation, and the Company had 117 participants in the plan (including both current and former employees) at the end of 2017. As with the Company’s 401(k) Plan, the Named Executive Officers who are based in the United States are eligible to participate in the Nonqualified Plan on the same terms as other executive and non-executive eligible employees based in the United States, and receive the same benefits afforded all other participants. Under the Nonqualified Plan, all eligible employees can elect to defer, on a pre-tax basis, a portion of their salary and/or annual bonus compensation. The Company matches 50% of the first 6% of the employee’s eligible salary and bonus (and sales commissions, if applicable) that was deferred, less any potential Company matching amounts under the 401(k) Plan.

Please see the “Non-Qualified Deferred Compensation” table included in this Proxy Statement for further details regarding the Nonqualified Plan, as well as the Company’s Named Executive Officers’ contributions, earnings and account balances applicable to the Nonqualified Plan for fiscal year 2017.

Pension/Salary Continuation Programs

Foreign Defined Benefit Plans

The Company has trustee-administered defined benefit retirement plans (“Pension Plans”) which cover certain of its overseas employees. The benefits are generally based on years of service and the employee’s average monthly compensation. As determined by their respective trustees, the investment objectives of the Pension Plans are to maximize the return on the investments without exceeding the limits of prudent pension fund investment and to ensure that the assets ultimately will be sufficient to exceed minimum funding requirements. The goal is to optimize the long-term return on plan assets at a moderate level of risk, by balancing higher-returning assets, such as equity securities, with less volatile assets, such as fixed income securities. The assets are managed by professional investment firms and performance is evaluated periodically against specific benchmarks. The Pension Plans’ net assets did not include any shares of the Company’s own stock at December 31, 2017. None of our Named Executive Officers are participants.

Salary Continuation Plan

Historically, the Company has maintained a nonqualified Salary Continuation Plan designed to induce selected employees of the Company to remain in the employ of the Company by providing them with retirement, disability and death benefits in addition to those that they may receive under the Company’s other benefit programs. As of the end of 2017, Mr. Hendrix was the only employee participating in the Salary Continuation Plan, and the Committee has determined that the plan is closed to new participants.

The Salary Continuation Plan entitles participants to (i) retirement benefits upon normal retirement from the Company at age 65 (or early retirement as early as age 55) after completing at least 15 years of service with the Company (unless otherwise provided in the plan), payable for the remainder of their lives (or, if elected by a participant, a reduced benefit is payable for the remainder of the participant’s life and any surviving spouse’s life) and in no event for less than 10 years under the death benefit feature; (ii) disability benefits payable for the period of any pre-retirement total disability; and (iii) death benefits payable to the designated beneficiary of the executive for a period of up to 10 years. The annual retirement benefit for retirement at age 65 is 50% of the executive’s final average earnings (defined as the average of the salary and bonus paid by the Company for the four individual calendar years of the executive’s highest compensation during the last eight full calendar years of the executive’s employment with the Company ending on or prior to the effective date of the executive’s retirement), which decreases proportionately to 30% of final average earnings for early retirement at age 55. The annual disability benefit is structured to essentially equate to 66% of current pay (salary and bonus) at the time of disability. The annual death benefit, for the 10-year payment period, is 50% of final average earnings, for a pre-retirement death, or a continuation of the actual retirement payments for the balance of the 10-year period (if any) for a post-retirement death (assuming no election of spousal survival benefits). The Company’s obligations under the Salary Continuation Plan are currently unfunded (although the Company uses insurance instruments in an irrevocable grantor (“rabbi”) trust to hedge its exposure thereunder); however, the Company is required to contribute the full present value of its obligations thereunder to a rabbi trust in the event of a “Change in Control” (as such term is defined in the Salary Continuation Plan) of the Company.

Pursuant to the Salary Continuation Plan, the Company has maintained a Salary Continuation Agreement with Mr. Hendrix since 1986. (The Company most recently amended and restated the Salary Continuation Agreement with Mr. Hendrix in January 2008, primarily to comply with Section 409A of the Internal Revenue Code of 1986, as amended. The benefits under his amended and restated agreement are substantially similar to those under his prior agreement.) The individual Salary Continuation Agreement contains essentially all of the benefit terms and conditions, and the agreement controls in the event of any conflict with the Salary Continuation Plan document. Please see the “Pension Benefits” table included in this Proxy Statement for information about the Salary Continuation Plan benefits applicable to Mr. Hendrix.

Severance Agreements

The Company has employment agreements in effect with each of Messrs. Hendrix, Gould and Coombs. These agreements generally provide for certain benefits (salary, bonus, medical benefits, etc.) in the event of a termination of employment without “cause” (as defined in the agreements), as well as certain benefits upon his resignation or a termination due to death or disability. These agreements also contain provisions placing restrictions on the individual’s ability to compete with the Company, or solicit its customers or employees, for a specified period of time following termination of employment. For Messrs. Gould and Coombs, these agreements also provide for certain benefits in the event of a termination of employment in connection with a “Change in Control” (as defined in the agreements) of the Company.

Please see the further discussion below in the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement regarding the respective employment and change in control agreements of the Company’s Named Executive Officers.

Perquisites

In order to provide a market competitive total compensation package to certain of the Company’s executive officers, including the Named Executive Officers, the Company provides a limited set of perquisites that it believes enable its Named Executive Officers to perform their responsibilities efficiently and with minimal distractions. The perquisites provided to one or more Named Executive Officers in 2017 included the following:

●	Company-provided automobile/allowance	●	Long-term care and life insurance

●	Company-provided telephone	●	Split dollar insurance agreement (for Mr. Hendrix only)

Please see the “Summary Compensation Table” included in this Proxy Statement (and the notes thereto) for a more detailed discussion of these perquisites and their valuation.

Severance Agreements

From time to time, in its discretion, the Committee may implement special incentive programs which provide executives an opportunity to earn additional compensation if specific performance objectives (such as stock price appreciation, debt reduction, cash accumulation, or attainment of a specified financial ratio) are met. No special incentive programs have been used in the past several years.

Stock Ownership and Retention Guidelines

To further tie the financial interests of Company executives to those of shareholders, the Committee has established stock ownership and retention guidelines. In 2016, the Committee increased the stock ownership and retention guidelines, so that executives are now expected to accumulate a number of shares (unrestricted) of the Company’s Common Stock having a value equaling three times base salary in the case of the Chief Executive Officer and two times base salary in the case of the other executive officers (based on salaries and the stock price at the time the new guidelines were adopted). The expectation is for executives to reach this ownership level by March 2020 (or within four years of joining the Company). As of the end of 2017, Messrs. Gould and Coombs had met this new target, while Messrs. Miller and Scales remained on track to meet the guideline. (Mr. Hausmann recently joined the Company in April 2017, and Mr. Hendrix is no longer an executive officer.) To facilitate accomplishing the ownership targets, executive officers generally are expected to retain at least one-half of the net after-tax shares (i.e., the net shares remaining after first selling or the withholding of sufficient shares to cover the anticipated tax liability and, in the case of stock options, the exercise price) obtained upon the vesting of equity awards and the exercise of stock options.

Directors also are subject to stock ownership requirements. Directors are required to hold 2,000 unrestricted shares. Any new director is required to accumulate these shares by the second anniversary of his or her election. As a guideline, non-employee directors also are expected to retain during their tenure all of the net after-tax shares obtained upon the vesting of restricted stock and at least one-half of the net after-tax shares obtained upon the exercise of stock options. All current directors have met this stock ownership standard.

The Company has a policy that generally prohibits all of its employees, officers and directors from engaging in short sales or trading in puts, calls and other options or derivatives with respect to the securities of the Company.

Compensation Deductibility

Prior to enactment of The U.S. Tax Cuts and Jobs Act (the “Tax Act”), an income tax deduction under U.S. federal law was generally available for annual compensation in excess of $1 million paid to certain “covered employees” of a public corporation if that compensation qualified as “performance-based” compensation under Section 162(m) of the U.S. tax code. Prior to the Act, “covered employees” included the chief executive officer and the next three highest paid executive officers (excluding the chief financial officer), determined as of the end of a taxable year.  Executive compensation under the Company’s Executive Bonus Plan, described above, met these requirements and qualified for an income tax deduction under U.S. federal law prior to the Tax Act.

The Tax Act eliminates the “performance-based” deduction beginning January 1, 2018, expands the definition of “covered employees” to include the chief financial officer, and makes “covered employee” status permanent for any executive who was a “covered employee” for any taxable year beginning after December 31, 2016. However, the Tax Act provides a transition rule with respect to remuneration which is provided pursuant to a written binding contract which was in effect on November 2, 2017, and which was not materially modified after that date. As a result of the Tax Act, the Company currently expects that any compensation amounts paid in excess of $1 million to any “covered employee” in respect of fiscal 2018 and beyond will no longer be deductible. The Company’s expectation is that this change will not have a material effect on its operating results or financial condition

Although the Committee considers deductibility issues when approving executive compensation elements, the Company and the Committee believe that other compensation objectives, such as attracting, retaining and providing incentives to qualified managers, are important and may supersede the goal of maintaining deductibility. Consequently, the Company and the Committee may make compensation decisions without regard to deductibility when it is deemed to be in the best interests of the Company and its shareholders to do so.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this 2018 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE
Andrew B. Cogan (Chair)
Sheryl D. Palmer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the executive officers of the Company served as either (1) a member of the Compensation Committee or (2) a director of any entity of which any member of the Compensation Committee is an executive officer. In addition, none of the executive officers of the Company served as a member of the compensation committee of any entity of which any member of the Board of Directors is an executive officer.

EXECUTIVE COMPENSATION AND RELATED ITEMS

Summary Compensation Table

The following table provides information about the compensation paid by the Company and its subsidiaries to the Company’s Named Executive Officers for each of the past three fiscal years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	(b)	($) (c)	($) (d)(1)	($) (e)(2)	($) (f)	($) (g)(3)	($) (h)(4)	($) (i)(5)	($) (j)(6)
Daniel T. Hendrix,	2017	432,750	--	--	--	393,666	2,542,555	147,595	3,516,566
Chairman and Former	2016	1,011,000	--	2,223,395	--	992,297	1,617,135	185,493	6,029,320
CEO	2015	981,300	--	1,635,000	--	1,912,897	1,404,405	232,887	6,166,489

Jay D. Gould,	2017	882,564	--	2,195,604	--	1,586,100	--	83,890	4,748,159
President and	2016	800,000	--	1,189,523	--	694,600	--	68,863	2,752,986
CEO	2015	701,923	--	1,366,762	--	1,067,375	--	61,031	3,197,091

Bruce A. Hausmann,	2017	306,923	100,000	1,236,922	--	452,882	--	227,960	2,224,687
VP and CFO							--

Matthew J. Miller	2017	412,000	--	603,056	--	432,724	--	38,485	1,486,264
Vice President	2016	362,083	--	414,458	--	166,724	--	32,085	975,350
(Division President)	2015	175,000	--	147,150	--	140,210	--	11,975	474,335

Robert A. Coombs	2017	401,003	--	542,671	--	400,669	--	98,003	1,442,346
Senior Vice President	2016	348,324	--	496,608	--	368,659	--	124,820	1,338,411
(Division President)*	2015	353,309	--	408,750	--	417,115	--	129,230	1,308,404

J. Chadwick Scales	2017	350,000	--	570,272	--	251,601	--	35,591	1,207,464
VP and Chief	2016	242,446	--	415,715	--	151,755	--	16,083	825,999
Marketing, Innovation and Design Officer

______

*

Mr. Coombs is paid in Australian dollars. In calculating the U.S. dollar equivalent for disclosure purposes, the Company has converted each payment in Australian dollars into U.S. dollars based on the exchange rate in effect as of the end of the year (AUS$1 to $0.78 for 2017, AUS$1 to $0.72 for 2016, and AUS$1 to $0.73 for 2015).

(1)

For Mr. Hausmann, the amount represents an employment sign-on bonus upon joining the Company in April 2017. The Company paid no other discretionary bonuses, or bonuses based on performance metrics that were not pre-established and communicated to the Named Executive Officers. All cash bonus awards were performance-based. These payments, which were made under the Company’s Executive Bonus Plan, are reported in the “Non-Equity Incentive Plan Compensation” column (column (g)).

(2)

The amounts reported in the “Stock Awards” column are computed based upon the grant date fair values as of the respective grant dates. See the Note entitled “Shareholders’ Equity” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, regarding assumptions underlying valuation of equity awards. See the “Grants of Plan-Based Awards” table included in this Proxy Statement for additional information about equity awards granted in 2017, and the “Outstanding Equity Awards at Fiscal Year-End” table included in this Proxy Statement for information with respect to awards outstanding at year-end 2017. The ultimate payout value with respect to the “Stock Awards” included in column (e) may be significantly less than the amounts shown, and possibly zero, depending on the Company’s financial performance at the end of the performance or restricted period and the recipient’s tenure of employment. For a description of the performance criteria, please see the discussion contained in the “Compensation Discussion and Analysis” section herein.

(3)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the amounts earned by and paid to each Named Executive Officer under the Company’s Executive Bonus Plan. The material provisions of the Executive Bonus Plan are more fully described in the “Compensation Discussion and Analysis” section included herein.

(4)

The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent aggregate changes in the actuarial present value of the Named Executive Officers’ accumulated benefit under the Company’s Salary Continuation Plan for Mr. Hendrix, plus Salary Continuation Plan benefit payments to him of $729,301 during 2017. The other Named Executive Officers do not participate in a Pension Plan or the Salary Continuation Plan. The Company does not pay any above-market interest (or any guaranteed interest rate) on its Nonqualified Plan. See the “Pension Benefits” table of this Proxy Statement for information about these benefits afforded each of the Company’s Named Executive Officers.

(5)

The amounts reported in the “All Other Compensation” column reflect, for each Named Executive Officer, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits, and (ii) amounts contributed by the Company to the 401(k) Plan, Nonqualified Plan or superannuation plan (collectively, the “Company Retirement Plans”). The material provisions of the Company Retirement Plans are contained in the “Compensation Discussion and Analysis” section herein.

The following table outlines those perquisites and all other compensation required by SEC rules to be separately quantified that were provided to the Company’s Named Executive Officers during 2017.

Name	Automobile ($)	Telephone ($)	Long-Term Care and Life Insurance Premiums ($)	Split Dollar Insurance Premiums ($)	Other ($)	Dividends on Restricted Stock ($)	Company Contributions to Retirement Plans ($)
Daniel T. Hendrix	15,000	3,755	2,847	72,032	0	10,760	43,201
Jay D. Gould	15,000	2,300	2,760	0	0	16,065	47,765
Bruce A. Hausmann	8,769	3,262	707	0	102,772	11,100	1,350
Matthew J. Miller	12,000	2,470	1,366	0	0	4,845	17,804
Robert A. Coombs	0	10,666	4,266	0	57,034	4,951	21,086
J. Chadwick Scales	12,000	2,250	1,433	0	0	4,496	15,413

Automobile/Automobile Allowance. Each of the Named Executive Officers except Mr. Coombs were provided with use of a company-provided automobile, or an automobile allowance, plus fuel and maintenance.

Telephone. The Company paid certain fees associated with the Named Executive Officers’ use of company-provided cellular telephones.

Long-Term Care and Life Insurance. The Company paid certain premiums associated with long-term care and life insurance policies.

Split Dollar Insurance Agreement with Daniel T. Hendrix. The Company is a party to a split dollar insurance agreement (the “Hendrix Split Dollar Agreement”) with Mr. Hendrix. Pursuant to the Hendrix Split Dollar Agreement, Mr. Hendrix has obtained an insurance policy on his life, and the Company pays the premiums on such policy as an additional employment benefit for Mr. Hendrix. The annual premium is $72,032. Mr. Hendrix is the owner of the policy, and has assigned to the Company a portion of the death benefit that is equal to the greater of (i) the total amount of the unreimbursed premiums paid by the Company with respect to the policy, or (ii) the death benefit under the policy in excess of $2,000,000. The Company’s portion totaled $2,789,988 as of December 31, 2017. The balance of the death benefits ($2,000,000) will be payable to the beneficiaries of the policy designated by Mr. Hendrix.

Other. For Mr. Hausmann, the amount represents payment of a relocation package upon joining the Company. For Mr. Coombs, the amount represents reimbursement of housing expenses.

Dividends on Restricted Stock. In 2017, the Company paid on all outstanding Common Stock of the Company (including restricted stock, but not on unvested performance shares) dividends of $0.06 per share in each of the first two quarters and $0.065 per share in each of the last two quarters. The amounts in the “Dividends on Restricted Stock” column reflect dividends on the restricted shares of each Named Executive Officer in 2017.

Contributions to Retirement Plans. The Company makes matching contributions, on the same terms and using the same formulas as for other participating employees, to each U.S.-based Named Executive Officer’s account under the 401(k) Plan and the Nonqualified Plan, as applicable.

The amounts reflected below represent the contributions by the Company:

Name	Year	Company Contribution To 401(k) Plan ($)	Company Contribution To Nonqualified Plan ($)

Daniel T. Hendrix	2017	8,100	35,101
	2016	7,950	58,322
	2015	7,950	50,726
Jay D. Gould	2017	8,100	39,665
	2016	7,950	25,500
	2015	7,950	0
Bruce A. Hausmann	2017	1,350	0
Matthew J. Miller	2017	8,100	9,704
	2016	7,950	6,129
	2015	780	0
J. Chadwick Scales	2017	8,100	7,313
	2016	868	0

As a non-U.S. employee, Mr. Coombs is ineligible to participate in the 401(k) Plan and the Nonqualified Plan. Mr. Coombs does participate in a defined contribution plan in Australia, where the company’s contribution to his plan account was $21,086 in 2017, $17,993 in 2016 and, $18,250 in 2015.

(6)

In 2017, salary as a percentage of total compensation (excluding change in pension value) for each of Messrs. Hendrix, Gould, Hausmann, Miller, Coombs and Scales was 44%, 19%, 14%, 28%, 28% and 29%, respectively. In 2016, this percentage for each of Messrs. Hendrix, Gould, Miller, Coombs and Scales was 23%, 29%, 37%, 26% and 29%, respectively. In 2015, this percentage for each of Messrs. Hendrix, Gould, Miller and Coombs was 21%, 22%, 37% and 27%, respectively.

Grants of Plan-Based Awards in 2017

The following table provides information about awards granted to the Company’s Named Executive Officers in 2017, as well as potential future payments associated therewith.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)(2)	Maximum (#) (h)	Grant Date Fair Value of Stock and Option Awards ($) (l) (3)
Daniel T. Hendrix	2-21-17	82,144	328,575	492,863	--	--	--	--
Jay D. Gould	2-21-17	330,962	1,323,846	1,985,769	20,616	82,464	164,928	1,463,736
	2-21-17	--	--	--	--	41,232	41,232	731,868
Bruce A. Hausmann	4-10-17	94,500	378,000	567,000	5,707	22,826	45,652	419,998
	4-10-17	--	--	--	--	44,398	44,398	816,923
Matthew J. Miller	2-21-17	92,700	370,800	556,200	5,663	22,650	45,300	402,038
	2-21-17	--	--	--	--	11,325	11,325	201,019
Robert A. Coombs*	2-21-17	90,226	360,902	541,354	5,096	20,382	40,764	361,781
	2-21-17	--	--	--	--	10,191	10,191	180,890
J. Chadwick Scales	2-21-17	78,750	315,000	472,500	5,355	21,418	42,836	380,170
	2-21-17	--	--	--	--	10,710	10,710	190,103

*	Estimated potential payments under Non-Equity Incentive Plan Awards for Mr. Coombs are converted into U.S. dollars based on the exchange rate as of the end of fiscal year 2017.

(1)

The payment amounts reflected in columns (c), (d) and (e) represent amounts associated with awards potentially earned for fiscal 2017 by the Company’s Named Executive Officers under the Company’s Executive Bonus Plan. The total bonus opportunity under the Executive Bonus Plan (expressed as a percentage of 2017 base salary) was 130% for Mr. Hendrix, 115% for Mr. Gould, 90% for Messrs. Hausmann, Miller and Coombs, and 60% for Mr. Scales. Up to 150% of the bonus opportunity may be earned for maximum achievement. Certain additional material provisions of the Executive Bonus Plan are more fully described in the “Compensation Discussion and Analysis” section included herein.

(2)

The amounts reflected in column (g) represent the number of shares of restricted stock and performance shares granted to the executives in 2017 under the Omnibus Stock Plan. See the Compensation Discussion and Analysis herein for additional information on these awards. These shares of restricted stock and performance shares are included in the “Stock Awards” column (column (e)) of the Summary Compensation Table.

(3)

The amounts reflected in column (l) represent the dollar value of restricted stock and performance shares awarded to the executives, calculated by multiplying the number of shares (assuming target payout) awarded by the closing price of the Company’s Common Stock as reported by the Nasdaq Stock Market on the trading date immediately preceding the date of grant.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table provides information about the number of shares covered by exercisable and unexercisable options and unvested restricted stock awards outstanding and held by the Company’s Named Executive Officers as of December 31, 2017.

	Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Daniel T. Hendrix	--	--	--	--	--	43,039	1,082,431	86,078	2,164,86

Jay D. Gould	--	--	--	--	--	64,258	1,616,089	128,516	3,232,177

Bruce A. Hausmann	--	--	--	--	--	44,398	1,116,610	22,826	574,074

Matthew J. Miller	--	--	--	--	--	19,378	487,357	38,756	974,713

Robert A. Coombs	--	--	--	--	--	19,804	498,071	39,608	996,141

J. Chadwick Scales	--	--	--	--	--	16,544	416,082	33,084	832,063

______

(1)

Restricted stock awards that have not yet vested are subject to forfeiture by the Named Executive Officers under certain circumstances. For a description of the related performance criteria, please see the discussion contained in the “Compensation Discussion and Analysis” section herein. The restricted stock vesting dates for each Named Executive Officer range from 2018-2020.

(2)

The market value referenced above is based on the closing price of $25.15 per share of the Company’s Common Stock on December 29, 2017 (the last trading day of the Company’s 2017 fiscal year), as reported by the Nasdaq Stock Market.

Option Exercises and Stock Vested in 2017

The following table provides information about the number and corresponding value realized during 2017 with respect to (i) the exercise of stock options, and (ii) the vesting of restricted stock for each of the Company’s Named Executive Officers.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)
Daniel T. Hendrix	--	--	50,000	892,500
Jay D. Gould	--	--	41,797	755,725
Bruce A. Hausmann	--	--	--	--
Matthew J. Miller	--	--	4,500	80,325
Robert A. Coombs	--	--	12,500	223,125
J. Chadwick Scales	--	--	6,000	111,000

______

(1)	The dollar amount is determined by multiplying (i) the number of shares vested by (ii) the closing price of our Common Stock on the Nasdaq Stock Market on the day preceding the vesting date.

2017 Pension Benefits

The following table provides information about the pension benefits for each of the Company’s Named Executive Officers.

Name (a)	Plan Name (b)(1)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Daniel T. Hendrix	Salary Continuation Plan	More than 15	14,536,512	729,301
Jay D. Gould	--	--	--	--
Bruce A. Hausmann	--	--	--	--
Matthew J. Miller	--	--	--	--
Robert A. Coombs	--	--	--	--
J. Chadwick Scales	--	--	--	--

______

(1)

The benefits under the Salary Continuation Plan vest upon 15 years of service and attainment of the age of 55, with maximum benefit accruing at age 65. Mr. Hendrix is the only Named Executive Officers participating in the Salary Continuation Plan, and has reached age 55. The above values assume commencement of payment of the maximum benefit at age 65. All other assumptions are the same as are used for financial reporting purposes under generally accepted accounting principles. The Compensation Committee has determined that the Salary Continuation Plan is closed to any new participants.

2017 Non-Qualified Deferred Compensation

The following table provides information about the contributions, earnings and account balances of the Company’s applicable deferred compensation plans for each of the Company’s Named Executive Officers.

Name (a)(1)	Executive Contributions in Last FY ($) (b)	Company Contributions in Last FY ($) (c)(2)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(3)

Daniel T. Hendrix	360,012	58,322	51,530	--	1,966,172
Jay D. Gould	113,481	25,500	29,891	--	220,148

Bruce A. Hausmann	--	--	--	--	--
Matthew J. Miller	25,440	6,129	9,138	--	65,018

Robert A. Coombs	--	--	--	--	--

J. Chadwick Scales	21,720	--	2,271	--	23,991

______

(1)

The Company maintains the Nonqualified Plan for certain U.S.-based “highly compensated employees” (as such term is defined in applicable IRS regulations), including each of the Named Executive Officers. As with the Company’s 401(k) Plan, the Named Executive Officers are eligible to participate in the Nonqualified Plan on the same terms as other eligible executive and non-executive employees based in the United States, and receive the same benefits afforded all other participants.

Under the Nonqualified Plan, all eligible employees can elect to defer, on a pre-tax basis, a portion of their salary and/or annual bonus compensation. Each participant elects when the deferred amounts will be paid out, which can be during or after employment, subject to the provisions of Section 409A of the Internal Revenue Code. The employee earns a deferred return based on deemed investments in mutual funds selected by the employee from a list provided by the Company. The investment risk is borne entirely by the employee participant. Gains and losses are credited based on the participant’s election of a variety of deemed investment choices. Participants’ accounts may or may not appreciate, and may even depreciate, depending on the performance of their deemed investment choices. None of the deemed investment choices provide interest at above-market rates (or any guaranteed interest rate). The Company has established an irrevocable grantor (“rabbi”) trust to hold, invest and reinvest deferrals and contributions under the Nonqualified Plan, and all deferrals are paid out in cash upon distribution.

(2)

The amounts reported in column (c) reflect, for each Named Executive Officer (as applicable), the actual amounts contributed by the Company to the Nonqualified Plan during fiscal year 2017 (including contributions in 2017 with respect to compensation deferrals in 2016).

(3)

The amounts reported in column (d) were not reported as compensation to the Named Executive Officers in the Company’s Summary Compensation Table. However, the Company’s matching contributions reported in column (c) are included in the “All Other Compensation” column of the Company’s Summary Compensation Table.

CEO Pay Ratio

As required by SEC rules, we are disclosing the median of the annual total compensation of all employees of Interface (excluding the CEO), the annual total compensation of the CEO, and the ratio of the median of the annual total compensation of all employees to the annual total compensation of the chief executive officer.

The Company reviewed its global employee population as of December 31, 2017 to prepare the analysis. As of December 31, 2017, the date selected by the Company for purposes of choosing the median employee, the global employee population consisted of approximately 3,363 individuals, with 54% of these individuals located in the United States. The median employee was selected using data for the following elements of compensation: salary, equity vests, incentive compensation, and non-equity incentive compensation, over a trailing 12-month period from payroll records.

For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and median employee’s annual total compensation are calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K.

For 2017, the median employee’s annual total compensation was $50,117, and the total annual compensation of our CEO was $4,748,159. Based on this information, the ratio of the total annual compensation of our CEO to the total annual compensation of our median employee for fiscal 2017 was 95:1. The median employee was located in the United Kingdom.

The only adjustment made by the Company was using the average exchange rate for December 31, 2017 to convert international total compensation. There were no other adjustments permissible by the SEC, nor have any material assumptions or estimates been made to identify the median employee or to determine total annual compensation.

2017 Director Compensation

The following table provides information about the compensation paid to the Company’s directors in 2017 (excluding Messrs. Hendrix and Gould, each of whom is a Named Executive Officer and does not receive additional compensation for Board or Committee service and whose compensation is presented in the Summary Compensation Table included herein).

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)	Stock Awards ($) (c)(2)	Option Awards ($) (d)(3)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)(4)	Total ($) (h)
John P. Burke	85,000	78,065	--	--	--	1,692	164,757

Andrew B. Cogan	90,000	78,065	--	--	--	1,692	169,757
Carl I. Gable	90,000	78,065	--	--	--	1,692	169,757
Christopher G. Kennedy	100,000	78,065	--	--	--	1,692	179,757
K. David Kohler	85,000	78,065	--	--	--	1,692	164,757

Erin A. Matts	80,000	78,065	--	--	--	1,100	159,165
James B. Miller, Jr.	85,000	78,065	--	--	--	1,692	164,757

Sheryl D. Palmer	90,000	78,065	--	--	--	1,692	169,757

______

(1)

For fiscal year 2017, the Company’s non-employee directors (“outside directors”) were paid an annual director’s fee of $80,000. Outside directors who serve on the Audit Committee, the Compensation Committee and the Nominating & Governance Committee were paid an additional $5,000 per year, except that the respective Chairpersons of the Audit Committee, Compensation Committee and Nominating & Governance Committee were paid an additional $10,000 per year (rather than $5,000). In addition, the lead independent director of the Board was paid an incremental $10,000 per year. Directors also were reimbursed for expenses in connection with attending Board and Committee meetings.

(2)

The amounts reported in the “Stock Awards” column are computed based upon the aggregate grant date fair value of the respective awards. See the Note entitled “Shareholder’s Equity” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, regarding assumptions underlying valuation of equity awards. The ultimate payout value may be significantly less than the amounts shown, and possibly zero, depending on the recipient’s tenure as a director. In 2017, each of the directors listed in the table received an award of 4,398 shares of restricted stock having a grant date fair value of $17.75 per share. As of December 31, 2017, each of these directors held an aggregate of 6,766 shares of restricted stock that had not vested, except that Ms. Matts held 4,398 shares of restricted stock that had not vested.

(3)

Any amounts reported in the “Option Awards” column would have been computed based upon the aggregate grant date fair value of the respective awards. However, no stock options were granted to directors in 2017. As of December 31, 2017, each of Messrs. Gable, Kennedy and Miller held 5,000 outstanding options. The other directors held no stock options as of December 31, 2017.

(4)

In 2017, the Company paid on all outstanding Common Stock of the Company (including restricted stock) dividends of $0.06 per share in each of the first two quarters and $0.065 per share in each of the last two quarters. The amounts in this column reflect dividends on the restricted shares of each director in 2017.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning the Company’s equity compensation plans as of December 31, 2017.

Plan Category(1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)

Equity Compensation Plan Approved by Security Holders:
Omnibus Stock Plan(2)	82,500(3)	$8.53	3,476,211(3)

(1)	The Company does not have shares authorized for issuance under any compensation plan not approved by shareholders.
(2)	Each share issued under the Omnibus Stock Plan pursuant to an award other than a stock option will reduce the number of remaining shares available by 1.33 shares.
(3)	Assumes target level achievement of 669,783 unearned and unvested performance shares outstanding as of December 31, 2017.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company is generally obligated to provide its Named Executive Officers with certain payments or other forms of compensation when their employment with the Company is terminated. The actual amount of compensation due each of the Named Executive Officers, as well as the duration of any periodic payments, depends on both the circumstances surrounding the termination, as well as the particulars of any employment-related agreements to which the Company and the Named Executive Officer are party.

Employment and Change in Control Agreements

Daniel T. Hendrix Employment Agreement

On March 31, 2017, the Company entered into a new Employment Agreement (the “Agreement”) with its Chairman Daniel T. Hendrix (age 62), who is now a non-executive employee of the Company. The Agreement has an effective date of March 3, 2017, the day Mr. Hendrix retired from the position of Chief Executive Officer. The term of the Agreement runs until November 6, 2019, which is the day Mr. Hendrix turns 65 years of age.

Pursuant to the Agreement, Mr. Hendrix receives an initial base salary of $240,000 per year, but he is not eligible to participate in the Company’s Executive Bonus Plan or to receive any new equity awards. While Mr. Hendrix remains an employee, he will participate in the Company’s various health and other employment benefit plans for which he is otherwise eligible in accordance with terms of the plans and policies in effect from time to time. Mr. Hendrix’s previously existing Split Dollar Insurance Agreement with the Company (as described in footnote 5 to the 2017 Summary Compensation Table) remains in effect pursuant to its terms, which require the Company to pay an annual premium of $72,032 while he remains employed, up to age 65. In addition, as a result of his reduced level of service, Mr. Hendrix began drawing the previously-vested benefits under his Salary Continuation Agreement. His Salary Continuation Plan benefit is $832,752 per year, payable for the remainder of his life and one-half of that amount is payable for the remainder of his surviving spouse’s life (with a minimum of 10 years of such payments guaranteed).

The Company may terminate the Agreement at any time, with or without cause, and Mr. Hendrix may voluntarily terminate the Agreement upon 90 days notice. The Agreement provides for certain benefits in the event of various termination scenarios, including voluntary termination without “Good Reason” (as defined in the Agreement), voluntary termination with Good Reason, termination without cause, termination with cause, and termination due to death or disability. In general, if Mr. Hendrix terminates his employment for Good Reason, or Interface terminates his employment without cause, Mr. Hendrix will receive, among other benefits, an amount equal to all payments that would have been made to him if he had remained employed through November 6, 2019. The Agreement also contains provisions placing restrictions on Mr. Hendrix’s ability to compete with the Company for a period of two years following the later to occur of (1) the termination of the Agreement, or (2) the date Mr. Hendrix ceases to be a member of the Board. (Mr. Hendrix also is prohibited from competing with the Company while receiving Salary Continuation Plan benefits.) The Agreement does not contain any tax “gross up” provisions.

Jay D. Gould and Robert A. Coombs Employment Agreements

The Company has with each of Messrs. Gould and Coombs employment and change in control agreements, which generally describe the benefits payable at, following, or in connection with various termination scenarios. Each employment and change in control agreement is for a rolling two-year term, such that the remaining term is always two years (until (i) for Mr. Gould, a specified retirement age, or (ii) for Mr. Coombs, notice from the Company that ceases the rolling renewal). The Company may terminate either of the agreements at any time, with or without cause, and each executive may voluntarily terminate his respective employment upon 90 days notice. The agreements provide for certain benefits in the event of various termination scenarios, including termination without cause, termination with cause, voluntary retirement or resignation, termination due to death or disability, and termination in connection with a “change in control” (as defined in the agreements) of the Company. Each agreement also contains provisions placing restrictions on the executive’s ability to compete with the Company for a period of two years following the termination of his employment. The agreements do not contain any tax “gross up” provisions.

In the event that either Mr. Gould or Mr. Coombs (i) retired or voluntarily resigned, (ii) died or was terminated in connection with a disability, (iii) was terminated by the Company (x) with “cause”, (y) without “cause” or (z) experienced certain terminations (without cause) in connection with a “change in control” (as applicable, and as such terms are defined in their respective agreements) on December 29, 2017 (the last business day of fiscal year 2017), he would have been entitled to receive the following types of payments and benefits, and would have been subject to the various restrictive covenants, described below.

Upon Retirement or Voluntary Resignation:

Payment, Benefit or Restrictive Covenant	Entitled to Receive

Base Salary	Executive would be entitled to receive his then-current base salary through the effective date of retirement or resignation.

Bonus

Executive would be entitled to receive a prorated portion of his annual bonus opportunity calculated based on the date of retirement or resignation (e.g., a June 30 retirement or resignation would entitle executive to 50% of the bonus otherwise payable).

Equity Awards	Executive would forfeit any unvested restricted stock and performance share awards.

Other Employee Retirement Plans	No additional benefit beyond those to which the executive normally would be entitled under the Company’s 401(k) Plan and Nonqualified Plan following termination of employment.

Health, Life and Other Insurance Coverages	No additional benefits are received beyond those to which the executive normally would be entitled under the terms of the respective medical and/or insurance plans.

Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two-year period following retirement or resignation.

Upon Death/Disability:

Payment, Benefit or Restrictive Covenant	Entitled to Receive

Base Salary	Executive would be entitled to receive his then-current base salary through the date of termination due to death/disability.

Bonus

Executive would be entitled to receive a prorated portion of his annual bonus opportunity calculated based on the date of termination due to death/disability (e.g., a June 30 termination due to death/disability would entitle executive to 50% of the bonus otherwise payable).

Equity Awards	Executive would immediately vest in a percentage of all unvested restricted stock and performance share awards, as specified in the applicable award agreement(s).

Other Employee Retirement Plans	No additional benefit beyond those to which the executive would be normally entitled under the Company’s 401(k) Plan and Nonqualified Plan following termination of employment.

Health, Life and Other Insurance Coverages	No additional benefits are received beyond those to which the executive would be normally entitled under the terms of the respective medical and/or insurance plans.

Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two-year period following any termination due to disability.

Upon Termination With “Cause”:

Payment, Benefit or Restrictive Covenant	Entitled to Receive

Base Salary	Executive would be entitled to receive his then-current base salary through the effective date of termination.

Bonus	No benefit. .

Equity Awards	Executive would forfeit any unvested restricted stock and performance share awards.

Other Employee Retirement Plans	No additional benefit beyond those to which the executive would be normally entitled under the Company’s 401(k) Plan and Nonqualified Plan following termination of employment.

Health, Life and Other Insurance Coverages	No additional benefits are received beyond those to which the executive would be normally entitled under the terms of the respective medical and/or insurance plans.

Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two-year period following termination.

Upon Termination Without “Cause”:

Payment, Benefit or Restrictive Covenant	Entitled to Receive

Base Salary	Executive would be entitled to receive his then-current base salary for two years.

Bonus

Executive would be entitled to receive bonus payments for two years as well as a prorated bonus for the year in which employment terminates, each calculated based on the average bonus (excluding special incentive plan bonuses) received by the executive during the two years prior to the effective termination date.

Equity Awards

Executive would immediately vest in a percentage of all unvested restricted stock and 2016 performance share awards, as specified in the applicable award agreement(s). For 2017 performance share awards, executive would retain a percentage of the unearned and unvested award, subject to potential future vesting based on the performance criteria.

Other Employee Retirement Plans

Executive would be entitled to an amount equal to the matching contribution he would have received under the Company’s 401(k) Plan (or, for Mr. Coombs, statutory superannuation contributions) for the two-year period following termination.

Health, Life and Other Insurance Coverages	Executive would be entitled to continue coverages for two years, with the Company paying the associated premiums.

Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two-year period following termination.

Upon Termination Following “Change in Control”:

Payment, Benefit or Restrictive Covenant	Entitled to Receive

Base Salary	Executive would be entitled to receive his base salary in its then-current amount for two years. Such amount would be paid in a lump sum within 30 days after separation from service.

Bonus

Executive would receive bonus payments for two years as well as a prorated bonus for the year in which employment terminates, each calculated based on the average bonus (including any special incentive plan bonuses) received by the executive during the two years prior to the effective termination date. Such amount would be paid in a lump sum within 30 days after separation from service.

Equity Awards	Executive would immediately vest in all unvested restricted stock and performance share awards.

Other Employee Retirement Plans

Executive would be entitled to an amount equal to the matching contribution he would have received under the Company’s 401(k) Plan (or, for Mr. Coombs, statutory superannuation contributions) for the two-year period following termination.

Health, Life and Other Insurance Coverages	Executive would be entitled to continue coverages for two years with the Company paying the associated premiums.

Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two year period following termination.

Bruce A. Hausmann, Matthew J. Miller and J. Chadwick Scales

Messrs. Hausmann, Miller and Scales do not have employment agreements. In the event of a termination, each would be entitled to receive only those benefits outlined in (i) the Company’s policies (including, without limitation, severance and benefits) applicable to similarly situated employees in the U.S., and (ii) the terms of his individual equity award agreements in effect at the time (as described below), except as follows: For Messrs. Hausmann and Scales, in the event of a termination by the Company without cause, each is entitled to receive 12 months of his then-current base salary, as well as 12 months of cash bonus (based on the average cash bonus paid to him in the preceding two years).

 Payments to Named Executive Officers Upon Termination or Change in Control

The following tables summarize the benefits payable to each of the Named Executive Officers under his employment agreement (or other agreements or arrangements described above) in effect on December 29, 2017 (the last business day of the Company’s 2017 fiscal year). The tables do not include amounts payable under employee benefit plans in which Company associates are eligible to participate on a non-discriminatory basis. The amounts shown in the tables below assume that a Named Executive Officer’s employment terminated as of December 29, 2017, and that the fair market value of the Company’s Common Stock was $25.15 per share.

Daniel T. Hendrix

	Retirement or Resignation without Good Reason	Death/Disability	Termination with Cause	Termination without Cause; or Retirement or Resignation with Good Reason	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	0/20,000	--	445,808	445,808
Bonus	--	--	--	--	--
Equity awards(2)	--	2,164,862	--	2,164,862	3,247,293

Benefits and Perquisites:
Salary continuation(3)	832,752	416,376 / 832,752	832,752	832,752	832,752
Retirement plans	--	--	--	--	--
Health, life and other insurance(5)	--	--	--	43,838	43,838

Jay D. Gould

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	1,800,000	1,800,000
Bonus	1,577,385	1,577,385	--	2,638,122	2,638,122
Equity awards(2)	--	2,195,193	--	2,195,193	4,848,266

Benefits and Perquisites:
Retirement plans(4)	--	--	--	16,200	16,200
Health, life and other insurance(5)	--	--	--	22,354	22,354

Bruce A. Hausmann

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	420,000	420,000
Bonus	--	--	--	--	--
Equity awards(2)	--	563,737	--	563,737	1,690,684

Benefits and Perquisites:
Retirement plans	--	--	--	--	--
Health, life and other insurance	--	--	--	--	--

Matthew J. Miller

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	206,000	206,000
Bonus	--	--	--	--	--
Equity awards(2)	--	589,290	--	589,290	1,311,170

Benefits and Perquisites:
Retirement plans	--	--	--	--	--
Health, life and other insurance	--	--	--	--	--

Robert A. Coombs

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	802,006	802,006
Bonus	398,468	398,468	--	1,176,503	1,176,503
Equity awards(2)	--	739,838	--	739,838	1,494,212

Benefits and Perquisites:
Retirement plans(4)	--	--	--	42,172	42,172
Health, life and other insurance(5)	--	--	--	11,984	11,984

J. Chadwick Scales

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	350,000	350,000
Bonus	--	--	--	413,000	413,000
Equity awards(2)	--	269,331	--	269,331	808,019

Benefits and Perquisites:
Retirement plans	--	--	--	--	--
Health, life and other insurance	--	--	--	--	--

(1)

The Company does not utilize a “single trigger” concept for severance payments in its Employment and Change in Control Agreements. The “Change in Control” (as defined in the applicable agreements) does not, by itself, provide the Named Executive Officer with any right to resign and receive a severance benefit. Instead, for severance benefits to be payable, there must be a “second trigger” of either (i) an “Involuntary Separation from Service” or (ii) a “Separation from Service for Good Reason” (essentially, resignation in the face of negative changes in executive’s employment relationship with the Company) that occurs within 24 months after the date of a Change in Control. The amounts included in this column thus assume that both a “Change in Control” and a subsequent termination (as described immediately above) occurred as of December 29, 2017. If a related termination did not in fact occur, no severance payments would be payable. The amounts in this column for Base Salary and Bonus would be paid in a lump sum within 30 days.

(2)	These amounts assume each Named Executive Officer sold all newly vested shares of restricted stock and performance shares immediately upon termination of employment.

(3)

Mr. Hendrix previously vested in, and in 2017 began receiving, benefit payments under his Salary Continuation Plan. The amount represents the annual payment to which he is entitled under the Salary Continuation Plan following his termination as of December 29, 2017, payable for the remainder of his life, with one-half of that amount payable thereafter for his surviving spouse’s life. In the case of Mr. Hendrix’s death, his surviving spouse would receive one-half of the amount otherwise payable.

(4)

The amounts noted represent payments required to be made by the Company to each executive in lieu of 401(k) Plan matching contributions, following termination, and assume each executive maintained the maximum level of contribution to the 401(k) Plan (or, for Mr. Coombs, a defined contribution plan in Australia) as in effect on the date of termination.

(5)

These amounts represent premiums paid by the Company on behalf of each Named Executive Officer following termination, and assume each Named Executive Officer chose to maintain his current coverages under the various medical and/or insurance plans in which he was a participant.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(ITEM 3)

Information Concerning the Company’s Accountants

BDO USA, LLP (“BDO USA”) acted as the Company’s independent auditor during the past fiscal year. The Audit Committee has again appointed BDO USA to act as the independent auditor of the Company for fiscal year 2018. The Board of Directors will present to the annual meeting a proposal that such appointment be ratified. Should the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection, but may continue the engagement. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time. BDO USA has no financial interest, direct or indirect, in the Company or any subsidiary.

A representative of BDO USA is expected to be present at the annual meeting to make a statement if he or she desires to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the fees for professional audit and other services provided by BDO USA to the Company for fiscal years 2017 and 2016.

	2017	2016
Audit Fees[1]	$1,659,000	$1,536,000
Audit-Related Fees[2]	22,000	20,000
Tax Fees[3]	59,000	58,000
All Other Fees[4]	--	--
Total	$1,740,000	$1,614,000

_________________

(1)

“Audit Fees” consist of fees billed or accrued for professional services rendered for the audit of the Company’s annual financial statements, audit of the Company’s effectiveness of internal control over financial reporting, review of the interim financial statements included in quarterly reports, and services that are normally provided by BDO USA in connection with statutory and regulatory filings.

(2)	“Audit-Related Fees” consist of fees billed or accrued primarily for employee benefit plan audits and other attestation services.
(3)	“Tax Fees” consist of fees billed or accrued for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international.
(4)

“All Other Fees” consist of fees billed or accrued for those services not captured in the audit, audit-related and tax categories. The Company generally does not request such services from the independent auditors.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with the Securities and Exchange Commission policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent auditors.

These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and detailed as to the particular services or category of services and is generally subject to a specific budget. None of the services rendered by the independent auditors under the categories “Audit-Related Fees”, “Tax Fees” and “All Other Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the Commission.

You may vote “for,” “against,” or “abstain” from the proposal to ratify the appointment of BDO USA to act as the Company’s independent auditors for fiscal year 2018.

Vote Required and Recommendation of the Board

Under the Company’s Bylaws, the proposal to ratify the appointment of BDO USA to act as the Company’s independent auditors for fiscal year 2018 is approved if the affirmative votes cast by the holders of the Company’s outstanding shares of Common Stock entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL, AND THE PROXY SUBMITTED BY TELEPHONE OR INTERNET OR PROXY CARD WILL BE VOTED IN THIS MANNER UNLESS THE SHAREHOLDER SUBMITTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board of Directors. (A copy of the Audit Committee Charter may be viewed on the Company’s website, www.interfaceglobal.com/Investor-Relations/Corporate-Governance/Audit-Committee-Charter.aspx.) The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Company’s independent auditors, BDO USA, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States. The independent accountants also are responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles, and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and BDO USA. In addition, the Audit Committee has discussed with BDO USA the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16, “Communications with Audit Committees,” as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from BDO USA required by applicable Public Company Accounting Oversight Board rules regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountants their independence. The Audit Committee has also considered whether the provision of any services discussed above in Item 3 under the caption “Ratification of Appointment of Independent Auditors – Audit and Non-Audit Fees” by BDO USA is compatible with maintaining BDO USA’s independence.

The Board of Directors, in its business judgment, has determined that all three members of the Audit Committee are “independent,” as required by applicable listing standards of the Nasdaq Stock Market as currently in effect. Although the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of auditing or accounting (including in respect of auditor independence), the Board of Directors determined that each of Ms. Palmer and Messrs. Gable and Miller does qualify as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and BDO USA. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has followed appropriate accounting and financial reporting principles or maintained appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are “independent.”

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
Carl I. Gable (Chair)
James B. Miller, Jr.
Sheryl D. Palmer

OTHER INFORMATION:

GENERAL MEETING INFORMATION

The Board of Directors of Interface, Inc. is furnishing this Proxy Statement to solicit Proxies for the Company’s common stock, $0.10 par value per share (“Common Stock”) to be voted at the annual meeting of shareholders of the Company. The meeting will be held at 3:00 p.m. Eastern Time on May 15, 2018. The Proxies also may be voted at any adjournments of the meeting. It is anticipated that this Proxy Statement will first be sent or given to shareholders on or about April 4, 2018.

The record of shareholders entitled to vote at the annual meeting was taken as of the close of business on March 9, 2018. On that date, the Company had outstanding and entitled to vote 59,500,931 shares of Common Stock.

Each Proxy for Common Stock (“Proxy”) that is properly completed (whether executed in writing or submitted by telephone or Internet) by a shareholder will be voted as specified by the shareholder in the Proxy. If no specification is made, the Proxy will be voted (i) for the election of the nominees listed in this Proxy Statement under the caption “Nomination and Election of Directors,” (ii) for the resolution approving, on an advisory basis, executive compensation, and (iii) for the ratification of the appointment of BDO USA, LLP as independent auditors for 2018. A Proxy given pursuant to this solicitation may be revoked by a shareholder who attends the meeting and gives notice of his or her election to vote in person, without compliance with any other formalities. In addition, a Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company either an instrument revoking it or a duly executed Proxy for the same shares bearing a later date.

An automated system administered by the Company’s transfer agent tabulates the votes. Abstentions and broker non-votes are included in the determination of the number of shares present and entitled to vote for the purpose of establishing a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for a customer does not have authority to vote on certain matters without instructions from their customer, such customer has not provided any voting instructions on the matter and the broker or other nominee returns a Proxy (or otherwise informs the transfer agent) that they are not voting on the matter for the foregoing reasons. Neither broker non-votes nor abstentions will affect the outcome of the vote on any matter expected to be voted upon at the annual meeting.

If your shares of Common Stock are held by a broker, bank or other nominee (e.g., in “street name”), you should receive instructions from your nominee, which you must follow in order to have your shares voted – the instructions may appear on a special proxy card provided to you by your nominee (also called a “voting instruction form”). Your nominee may offer you different methods of voting than those available to record holders. If you do hold your shares in “street name” and plan on attending the annual meeting of shareholders, you should request a proxy from your broker or other nominee holding your shares in record name on your behalf in order to attend the annual meeting and vote at that time (your broker or other nominee may refer to it as a “legal” proxy).

The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for the forwarding service. In addition to solicitations by mail, directors and employees of the Company may solicit Proxies in person or by telephone, fax or e-mail. The Company also has retained Georgeson LLC, a proxy solicitation firm, to assist in soliciting Proxies from record and beneficial owners of shares of the Company’s Common Stock. The fee paid by the Company for such assistance is expected to be $8,000 (plus expenses).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors of the Company recognizes that transactions with related persons can present a heightened risk of conflict of interests and/or improper valuation (or the perception thereof). Accordingly, as a general matter, it is the Company’s preference to avoid transactions with related persons. Nevertheless, there are circumstances where the Company may (i) obtain products or services of a nature, quantity or quality that are not readily available from alternative sources, or on terms comparable to those provided by other, unrelated parties, or (ii) provide products or services on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms provided to employees generally.

Policy Regarding Review, Approval or Ratification of Transactions Involving Related Persons

The Company has adopted a written policy with respect to the review, approval or ratification of transactions with related persons involving the Company (or its subsidiaries or controlled affiliates). In evaluating potential transactions with related persons, the Related Transactions Policy incorporates and applies the contents of Item 404(a) of Regulation S-K (including but not limited to the definitions of “related persons” and “transaction”, as well as the threshold for “direct or indirect material interest” contained therein).

Prior to entering into a transaction with the Company, the related person is required to advise a Company-designated “Compliance Officer” (currently the Company’s General Counsel), who shall determine whether the proposed transaction is a transaction with a related person under this policy. If the Compliance Officer determines that the proposed transaction is a transaction with a related person, the transaction is required to be submitted to the Audit Committee of the Board of Directors for consideration at its next meeting or, in those instances in which it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, to the Chair of the Audit Committee (who possesses delegated authority to act between committee meetings). The Audit Committee (or where submitted to the Chair, the Chair) shall consider all of the available relevant facts and circumstances, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which the director is a partner, equity holder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to or from unrelated third parties or employees generally, as the case may be. After review, the Audit Committee or Chair either approves or disapproves the proposed transaction and advises the Compliance Officer, who in turn conveys the decision to the appropriate persons within the Company. No member of the Audit Committee is permitted to participate in any review, consideration, or approval of any potential transaction with a related person with respect to which such member or any of his or her immediate family members is a related person.

The policy also provides for the review of (i) transactions involving related persons entered into by the Company not previously approved or ratified under this policy, as well as (ii) any previously approved or ratified transactions with related persons that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. The policy also explicitly requires disclosure of all transactions that are required to be disclosed under the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules and regulations.

Transactions Involving Related Persons

A subsidiary of the Company employs John Hendrix, the son of Company non-executive Chairman Dan Hendrix, as its Global CRM Analyst. In 2017, John Hendrix earned salary and bonus of $122,368, and participated in certain of the Company’s benefit programs generally available to employees in the U.S. Mr. Hendrix plays no part in the determination of John Hendrix’s compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and the Nasdaq Stock Market reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during fiscal 2017 all filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were met.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2019 annual meeting must be received by the Company no later than December 5, 2018, in order to be eligible for inclusion in the Company’s Proxy Statement and form of Proxy for that meeting. In addition, in accordance with Article II, Section 9, of the Bylaws of the Company, proposals of shareholders intended to be presented at the Company’s 2019 annual meeting, including in the case of a nominee for director, must be presented to the Board of Directors by no later than 90 days prior to that annual meeting, with such deadline for presentation of proposals estimated to be February 13, 2019.

COMMUNICATING WITH THE BOARD

Shareholders wishing to communicate with the Board of Directors may send communications via U.S. mail to the following address:

Chairman of the Board

Interface, Inc.

2859 Paces Ferry Road

Suite 2000

Atlanta, GA 30339

From time to time, the Board may change the process by which shareholders may communicate with the Board or its members. The Company’s website, www.interface.com, will reflect any changes to the process.

Attendance of Board members at annual meetings is left to the discretion of each individual Board member. One Board member attended the 2017 annual meeting.

“HOUSEHOLDING” OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold shares as the registered holder. You can notify us by sending a written request to Interface, Inc., Attn: Secretary, 2859 Paces Ferry Road, Suite 2000, Atlanta, Georgia 30339.

SAFE HARBOR STATEMENT FOR FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements, including, without limitation, statements about Interface’s plans, strategies and prospects and the information set forth in the section titled “Our Growth and Value Creation Strategy”. These forward-looking statements are based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that these expectations will prove to be correct or that savings or other benefits anticipated in the forward-looking statements will be achieved. Important factors, some of which may be beyond the Company’s control, that could cause actual results to differ materially from management’s expectations are the risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission, which discussion is hereby incorporated by reference. Forward-looking statements speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements and cautions readers not to place undue reliance on any such statements

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

The Company knows of no matters other than those stated above that are to be brought before the meeting. However, if any other matter should be properly presented for consideration and voting, it is the intention of the persons named as proxies in the enclosed Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

By order of the Board of Directors
/s/ David B. Foshee
David B. Foshee
Secretary
April 2, 2018

APPENDIX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This Proxy Statement includes, as additional information for investors, the Company's adjusted net income, adjusted diluted earnings per share, adjusted operating income, organic sales, organic sales growth, and net debt. These measures are not in accordance with financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and may be different from similarly titled non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be used as a substitute for, or considered superior to, GAAP financial measures.

Adjusted net income measures exclude: (1) restructuring and asset impairment charges; and (2) effects from the enactment of the U.S. Tax Cuts and Jobs Act in December 2017 (the “Tax Act”) (and, for fiscal year 2014 only, debt retirement expenses). Organic sales and organic sales growth exclude: (1) sales from the Company’s exited FLOR specialty retail business; and (2) foreign currency fluctuations.

The Company excludes restructuring and asset impairment charges and the impact of the Tax Act from adjusted net income measures because it believes these events are unique and/or one-time events and do not arise from or constitute normal ongoing operations. Similarly, since FLOR specialty retail sales will not be a material part of sales, the Company believes presenting organic sales information without historical FLOR specialty retail sales presents meaningful additional information on core ongoing operations. Finally, the Company believes presenting sales information absent the effect of foreign currency exchange rate fluctuations facilitates comparison of the Company’s operational performance between periods.

The Company generally believes reporting adjusted results helps investors’ understanding of its historical operating trends, because it facilitates comparison to prior periods during which unique events affecting more recent results may not have occurred. The Company also believes that adjusted results provide supplemental information for comparisons to other companies which may not have experienced the same events underlying the adjustments. Furthermore, the Company uses adjusted results internally as supplemental information to evaluate its own performance, for planning purposes and in connection with its compensation programs.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures appear in the following tables (see next page).

NET DEBT
($in millions)	2014	2015	2016	2017
Total Debt	$263.3	$213.5	$270.3	$229.9
Less: Cash	(54.9)	(75.7)	(165.7)	(87.0)
Net Debt	$208.4	$137.8	$104.7	$142.9

ORGANIC SALES

($in millions)	2016	2017
Net Sales, As Reported	$958.6	$996.4
Plus/Less: Impact of Changes in Currency	-	(5.5)
Less: Specialty Retail Sales	(19.2)	(4.7)
Organic Sales	$939.4	$986.2

ADJUSTED OPERATING INCOME
($in millions)	2014	2015	2016	2017
Operating Income	$70.3	$113.6	$84.9	$109.8
Plus: Restructuring Charge (Net of Tax)	12.4	-	19.8	7.3
Adjusted Operating Income	$82.7	$113.6	$104.7	$117.1

ADJUSTED NET INCOME
($in millions)	2014	2015	2016	2017
Net Income	$24.8	$72.4	$54.2	$53.2
Plus: Restructuring Charge	8.7	-	13.1	4.7
Plus: Impact of Tax Reform	-	-	-	15.2
Plus: Debt Expenses	7.7	-	-	-
Adjusted Net Income	$41.2	$72.4	$67.3	$73.1

ADJUSTED DILUTED EPS

	2014	2015	2016	2017
Diluted EPS from Continuing Operations	$0.37	$1.10	$0.83	$0.86
Plus: Restructuring Charges	0.13	-	0.20	0.08
Plus: Impact of Tax Reform	-	-	-	0.25
Plus: Debt Expenses	0.12	-	-	-
Adjusted Diluted EPS from Continuing Operations	$0.62	$1.10	$1.03	$1.18

Interface®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 15, 2018.

Vote by Internet

- Go to **www.envisionreports.com/TILE**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - John P. Burke	☐	☐	02 - Andrew B. Cogan	☐	☐	03 - Jay D. Gould	☐	☐
04 - Daniel T. Hendrix	☐	☐	05 - Christopher G. Kennedy	☐	☐	06 - K. David Kohler	☐	☐
07 - Erin A. Matts	☐	☐	08 - James B. Miller, Jr.	☐	☐	09 - Sheryl D. Palmer	☐	☐

	For	Against	Abstain
2. Approval of executive compensation.	☐	☐	☐
3. Ratification of the appointment of BDO USA, LLP as independent auditors for 2018.	☐	☐	☐

4. In accordance with their best judgment, with respect to any other matters that may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please be sure to sign and date this Proxy. Please sign and date this Proxy exactly as name appears. NOTE: When signing as an attorney, trustee, administrator or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 P C F

02TC7A

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Interface®

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Proxy — Interface, Inc.

COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Daniel T. Hendrix and Jay D. Gould, or either of them, with the power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of Interface, Inc. to be held on May 15, 2018, and any adjournment thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" PROPOSALS 1, 2 AND 3, AND, UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACES PROVIDED, THIS PROXY WILL BE SO VOTED.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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